CREDIT AGREEMENT

This CREDIT AGREEMENT is made as of June 14,

2019 (this "Agreement") by and among BlackRock Credit Strategies Fund, a Delaware statutory trust, as borrower (the "Borrower"), and Société Générale, as initial lender (in such capacity, together with its permitted successors and assigns, a "Lender") and as the administrative agent for the Lender (in such capacity, the "Agent").

The Borrower has requested that the Lender provide a revolving credit facility, and the Lender, acting through the Agent, is willing to do so on the terms and conditions set forth herein. In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

1.INTERPRETATION

(a)Definitions. The terms defined in Section 9 and in the Exhibits and Appendices hereto will have the meanings therein specified for purposes of this Agreement.

(b)Valuations and Calculations. Unless otherwise specified herein, all valuations or calculations herein or under any other Transaction Document shall be in Dollars and all calculations and determinations relating to collateral, value, Margin Deficiency, or other similar calculations and determinations shall be made on a settlement date basis (after giving effect to (x) all purchases or sales to be entered into on such settlement date and (y) all Loans requested to be made on such settlement date plus the balance of all unfunded Loans to be made in connection with the Borrower's purchase of previously requested (and approved) Investment Assets or any funding with respect to a Variable Funding Loan Asset included in the Collateral) in Agent's reasonable discretion, acting in good faith, in accordance with the terms hereof.

2.THE FACILITY

(a)Loans. Subject to the terms and conditions set forth herein, the Lender agrees to make loans (each such loan, a "Loan") to the Borrower from time to time, on any Business Day prior to the Maturity Date, in an aggregate amount such that after giving effect to any borrowing, the Total Outstandings shall not exceed the Commitment; provided, however, that the Lender shall not be obligated to make a Loan (i) during the existence of a Default or an Event of Default, (ii) if immediately after giving effect thereto, a Margin Deficiency would exist, or (iii) in violation of applicable Law, including the Investment Company Act, Regulation U or Regulation X. Within the limits of the Commitment and subject to the other terms and conditions of this Agreement, the Borrower may borrow, prepay, and reborrow Loans, as further provided herein.

(b)Borrowings. The Borrower may request that Loans be made by irrevocable notice (the "Borrowing Notice") to the Agent not later than 1:00 p.m. (New York time) three (3) Business Days (or, if the aggregate amount of Loans to be funded on such date is $20,000,000 or less, one (1) Business Day) prior to the requested date of borrowing. Each borrowing of a Loan shall be in a principal amount of at least $1,000,000 with additional increments of $100,000. Notices pursuant to this Section 2(b) must specify the requested date,

EXECUTION VERSION

the amount of borrowing and whether such Loan is a Monthly Pay Loan or a Quarterly Pay Loan. If any such Borrowing Notice is not delivered by the time referred to above, then it shall be deemed to have been given on the next Business Day.

(c) Repayments. The Borrower unconditionally promises to repay to the Lender on the Maturity Date (or such earlier date the Commitment shall be terminated in whole pursuant to Section 2(h) or Section 7) the aggregate principal amount of Loans outstanding on such date, together with all accrued but unpaid interest thereon and all other fees (including those specified in the Fee Letter) and other amounts, if any, payable hereunder.

(d)Optional Prepayments and Voluntary Termination. Subject to Section 2(p), the Borrower may voluntarily prepay any Loan (specifying whether such Loan is a Monthly Pay Loan or a Quarterly Pay Loan), in whole or in part, together with all accrued but unpaid interest thereon and, in the case of any prepayment in whole, all other fees and other amounts payable hereunder, without premium or penalty (other than actually-incurred and documented breakage costs) at any time by irrevocable written notice to the Agent not later than 2:00 p.m. (New York time) on the date that is two (2) Business Days prior the proposed date of prepayment, unless otherwise agreed by the Agent. Any prepayment of a Loan shall be in a principal amount of at least $1,000,000 or, if less, the entire principal amount thereof then outstanding. A prepayment in whole pursuant to this Section 2(d) shall not in and of itself constitute a termination of this Agreement by the Borrower. Subject to Section 2(p), the Borrower may also reduce the Commitments in full or in part if (x) after giving effect to such reduction, the aggregate remaining Commitments are greater than or equal to $150,000,000 and (y) upon payment in full of all Loans in excess of the new reduced Commitments, together with all accrued but unpaid interest thereon and all other fees and other amounts payable hereunder, without premium or penalty (other than actually-incurred and documented breakage costs) at any time by irrevocable written notice to the Agent not later than 2:00 p.m. (New York time) on the date that is 3 Business Days prior the proposed date of reduction, unless otherwise agreed by the Agent. Any notices given under this Section may be revoked by the Borrower, prior to any applicable prepayment, termination or reduction, or may be conditioned on the occurrence of a transaction or event.

(e)Mandatory Prepayments. If for any reason (i) a Margin Deficiency of more than 2% occurs and such Margin Deficiency has not been timely cured in accordance with Section 2(f) below or (ii) the Total Outstandings at any time exceeds the Commitment, the Borrower shall immediately prepay Loans, together with all accrued but unpaid interest thereon, in an aggregate amount sufficient to eliminate such Margin Deficiency and/or reduce the Total Outstandings to an amount below the Commitment, as the case may be. If the Borrower is required to reduce its outstanding Indebtedness prior to making any Permitted Event of Default Payment to maintain the asset coverage required by the Investment Company Act, the Borrower shall immediately prepay Loans, together with all accrued but unpaid interest thereon, in an aggregate amount equal to such required reduction. Each such prepayment shall be allocated (pro rata based on outstanding principal amounts) to outstanding Monthly Pay Loans and Quarterly Pay Loans.

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(f)Margin Deficiency Cure. If on any date a Margin Deficiency of more than 2% occurs (such date, a "Trigger Date"), the Borrower shall, (i) within the applicable timeframe set forth on Exhibit B, provide the Agent with a plan (a "Prepayment Plan") setting forth in reasonable detail the actions the Borrower proposes to take to cure such Margin Deficiency within the applicable timeframe set forth on Exhibit B, and which shall be reasonably satisfactory to the Agent and

(ii)not later than 3:00 p.m. (New York time) on the deadline set forth in Exhibit B, either prepay outstanding Loans, deposit additional Eligible Collateral (satisfactory to the Agent in its reasonable discretion) into the Custody Account or take other action, or any combination thereof (as identified in the Prepayment Plan), to the extent necessary, after giving effect to such payment, deposit or other action, to cure such Margin Deficiency.

(g)Trading and Withdrawals. The Borrower may buy, sell or otherwise transfer Investment Assets and other assets in the Custody Account (each a "Trade") and withdraw Cash, Cash Equivalents or Investment Assets from the Custody Account (deposits and transfers of assets into the Custody Account being permitted at all times), subject to Section 5(l); provided that

(i)no Trade or withdrawal shall violate, or result in the violation of, any applicable Law, including Regulation U or Regulation X;

(ii)if a Margin Deficiency exists or would result therefrom, the Borrower may not consummate any Trade unless the proceeds of such Trade are deposited or transferred into the Custody Account and/or used to purchase a security that is deposited or transferred into the Custody Account and/or used to pay any Obligations; and

(iii)all withdrawals (other than Permitted Event of Default Payments) from the Custody Account (other than to the extent used to pay Obligations) on any day shall not exceed Permitted Withdrawal Basket (as defined below); provided that for purposes of dividends or other distributions by the Borrower, the "withdrawal" in respect of such dividend or distribution shall be deemed to have occurred on the date of such dividend or distribution (and the Margin Deficiency shall be calculated on the related declaration date on a pro forma basis after giving effect thereto).

For purposes of the foregoing, (A) "Permitted Withdrawal Basket" means, so long as no Material Default (as defined below) or Margin Deficiency exists, such amount that would not, after giving effect to the withdrawal, dividend or distribution thereof, result in a Margin Deficiency, and

(B)"Material Default" means a Default under Section 7(a), 7(c) or (h).

(h)Termination of Commitment. The Facility shall automatically terminate on the date (the "Early Termination Date") that is sixty (60) days following the date on which a Custodian provides notice to the Agent that it will terminate the applicable Control Agreement over the Custody Account pursuant to the terms thereof unless a successor Custodian, who is either (a) reasonably acceptable to the Agent or (b) both an Eligible Custodian and identified on the Custodian List at the time of succession shall have been appointed and entered into a Custody Agreement and a Control Agreement substantially similar to the Custody Agreement and Control Agreement being replaced within such time period. On the Early Termination Date, the outstanding principal amount of all Loans, all accrued but unpaid interest thereon, and all fees, expenses and any other amounts, if any, due hereunder or under any other Transaction Document shall become due and payable.

(i)Accrual and Payment of Interest and Fees. Each Loan shall bear interest on the outstanding principal amount thereof for each day at a rate per annum equal to the Applicable LIBOR Rate (or, if not available, the Alternative Interest Rate) for the applicable Interest Period plus the Spread. In addition, Borrower shall pay to the Agent for the account of the Lender, the Commitment Fee. The Commitment Fee shall accrue at all times until the Maturity Date, including at any time during which one or more of the conditions in Section 3(b) is not met. All interest and the Commitment Fee shall be due and payable on the last day of the applicable Interest Period and at such other times as may be specified herein. The Borrower hereby agrees to pay all fees specified in the Fee Letter on the dates set forth in the Fee Letter.

(j)Evidence of Indebtedness. The Loans and all payments thereon shall be evidenced by one or more accounts or records maintained by the Agent on behalf of Lender in the ordinary course of business. Such accounts or records shall be conclusive absent manifest error. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.

(k)Computation of Interest and Fees. All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid.

(l)Payments Generally. Except as otherwise expressly provided herein, all payments hereunder shall be in Dollars and the Borrower shall make each payment hereunder not later than 2:00 p.m. (New York time) on the date specified herein to Lender's account specified on the Lender's signature block hereto. All payments received by the Lender after 2:00 p.m. (New York time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(m)No Set-off or Withholding. Except as expressly provided in Section 2(n), all payments by or on behalf of the Borrower to the Agent (including for purposes of this Section 2(m), any assignee, successor or participant or an economic arrangement that is similar to a participation) hereunder shall be made to the Agent in full without condition

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or reduction for any counterclaim, defense, recoupment or setoff.

(n)Taxes.

(i)Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Transaction Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(ii)Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(iii)Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within thirty (30) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(iv)Indemnification by the Lender. The Lender shall severally indemnify the Agent,

within ten (10) days after demand therefor, for

(i)any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender's failure to comply with the provisions of Section 8(h) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Transaction Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to

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the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. The Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to the Lender under any Transaction Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this paragraph.

(v)Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(vi)Status of Lender.

(A)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not the Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2(n)(vi)(B)(1), (2) and (4) below) shall not be required if in the Lender's reasonable judgment such completion, execution or submission would subject the Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Lender.

(B)Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(1)any

Lender that is a U.S. Person shall deliver to the Borrower and the Agent on or prior to the date on which the Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of IRS

Form W-9 certifying that the Lender is exempt from

U.S. federal backup withholding tax;

(2) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:

A.

in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party

(x) with respect to payments of interest

under any Transaction Document, executed copies of IRS Form W-8BEN or W-8BEN-E (as applicable)

establishing an exemption from, or

reduction of, U.S. federal

withholding Tax pursuant to the "interest" article of such tax treaty and

(y) with respect to any other applicable payments under any Transaction

Document, IRS Form W-8BEN or

W-8BEN-E (as applicable)

establishing an exemption from, or

reduction of, U.S. federal

withholding Tax pursuant to the "business profits" or

"other income" article of such tax treaty;

B.

exec uted copies of IRS Form W-8ECI;

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C.	in
the case	of a
Foreign	Lender

claiming the benefits of the exemption for

portfolio	interest
under
Section 881(c)		of
the Code,		(x) a
certificate
substantially	in	the

form of Exhibit A-1 to the effect that

such Foreign Lender is not a "bank" within the

meaning of Section 881(c)(3)(A

)of the Code, a "10 percent shareholder" of the Borrower within the meaning of Section 881(c)(3)(B

)of the Code, or a "controlled foreign corporation"

described in Section 881(c)(3)(C

)of the Code (a "U.S. Tax

Compliance Certificate") and

(y) executed copies of IRS Form W- 8BEN or W-8BEN-E (as applicable); or

D.to

the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E (as

applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit A-2 or Exhibit A-3, IRS

Form W-9,	and/or
other	certification
documents	from
each	beneficial
owner,	as

applicable; provided that if the Foreign

Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such

Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit A-4 on behalf of each such direct and indirect partner;

(3) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a

reduction	in	U.S. federal
withholding		Tax,	duly

completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and

(4) if a payment made to the Lender under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if the Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribedby Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that the Lender has complied with the Lender's obligations under FATCA or to determine the

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amount to deduct and withhold from such payment. Solely for purposes of this clause (4), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.

The Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

(vii)Treatment of Certain Refunds. If any party has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all reasonable and documented out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (vii) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (vii), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(viii)Survival. Each party's obligations under this Section shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, the Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Transaction Document.

(o)Default Interest. While (x) any Event of Default has occurred and is continuing under Section 7(a) or

(y)the Borrower has failed to pay any Obligation when due hereunder following notice from the Agent (which notice may be retroactive to the date of such occurrence) and the expiration of any applicable cure period, the Borrower shall pay interest on all outstanding Obligations hereunder at a fluctuating interest rate per annum equal to the Default Rate, to the full extent permitted by applicable Law. Any such amounts (including interest on past due interest) shall be due and payable upon demand.

(p)Funding Losses. Upon demand of the Lender (accompanied by a certificate described below) from time to time, the Borrower shall promptly compensate the Lender for and hold the Lender harmless from any loss, cost or expense incurred by it as a result of (i) any payment or prepayment of any Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise) and (ii) any failure by the Borrower to prepay or borrow any Loan on the date or in the amount notified by the Borrower in accordance with this Agreement, including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. A certificate of the Lender setting forth in reasonable detail the basis for and computation of any amount or amounts that the Lender is entitled to receive pursuant to this Section 2(p) shall be delivered to the Borrower within forty-five (45) days of the Lender's actual knowledge of such loss, cost or expense and shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within ten days after the Borrower's receipt of such certificate.

(q)Increase in Commitment. The Borrower may from time to time deliver a written notice to the Agent (who shall forward a copy to each Lender) requesting an increase of the Commitment; provided that, (i) such increase shall be in an amount equal to at least at least $25,000,000 and in integral multiples of $5,000,000 (or such lesser amount as the Agent may reasonably agree) in excess thereof, (ii) the Commitment may be increased up to the amount of $450,000,000 with the consent of solely the Agent and the Lender increasing its Commitment, (iii) at the time of such increase, the representations and warranties of the Borrower contained in Section 4 or any other Transaction Document or any document furnished at any time under or in connection herewith or therewith shall be true and correct in all material respects (except for any representation or warranty that is qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) on and as of the date of such increase, except to the extent such representations and warranties expressly related to an earlier date (in which case such representations and warranties shall be true and correct in all material respects (except for any representation or warranty that is qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects)) as of such earlier date and no Default or Event of Default shall have occurred and be continuing and (iv) the Borrower shall have provided any form reasonably requested by the Lender necessary to comply with Regulation U or Regulation X, or any other provisions of the regulations of the Board of Governors of the Federal Reserve System of the United States. Notwithstanding anything herein to the contrary, no Lender shall have any obligation to increase its Commitment and no Lender's Commitment shall be increased without its consent thereto, and each Lender may at its option, unconditionally and without cause, decline to increase its Commitment; provided that the Lender shall respond to such increase request in writing not later than five (5) Business Days following its receipt of such increase request.

(r)Extension of Scheduled Maturity Date. On or after the date that is two (2) years prior to the Scheduled Maturity Date, the Borrower may deliver a written notice to the

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Agent requesting an extension of the Scheduled Maturity Date for an additional one year or two years; provided that, (i) the Borrower shall submit such request to the Agent in form and substance reasonably acceptable to the Lender no later than three (3) calendar weeks prior to the requested effective date of such extension, (ii) at the time of such extension, the representations and warranties of the Borrower contained in Section 4 or any other Transaction Document or any document furnished at any time under or in connection herewith or therewith shall be true and correct in all material respects (except for any representation or warranty that is qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) on and as of the date of such extension, except to the extent such representations and warranties expressly related to an earlier date (in which case such representations and warranties shall be true and correct in all material respects (except for any representation or warranty that is qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects)) as of such earlier date and no Default or Event of Default shall have occurred and be continuing and (iii) the Borrower shall pay any applicable extension fee in accordance with the Fee Letter. The Lender may approve or decline an such extension request in its sole discretion; provided that the Lender shall respond to such extension request in writing not later than three (3) calendar weeks following receipt of such extension request, and if any Lender does not respond in writing by the end of such three (3) calendar week period it shall be deemed to have denied such extension request.

3.CONDITIONS PRECEDENT TO EFFECTIVENESS AND LOANS

(a)Conditions Precedent to Effectiveness. This Agreement shall become effective upon satisfaction or waiver of the following conditions precedent:

(i)The Agent shall have received each of the following documents, duly executed, each (unless otherwise specified below) dated the Closing Date and in form and substance satisfactory to the Agent:

(A)duly executed

counterpart of this Agreement;

(B)duly executed Security Documents and all documents contemplated thereby, including UCC-1 financing statements;

(C)certified copies of

(1)the Organization Documents and the Offering Documents (including any amendments or supplements thereto) of the Borrower, (2) the resolutions of the board of trustees of the Borrower authorizing and approving the execution, delivery and performance by the Borrower of this Agreement, the Security Agreement, and the other Transaction Documents and the Loans hereunder, and otherwise reasonably satisfactory to the Agent; and (3) documents evidencing all other necessary company action, governmental approvals and third-party consents, if any, with respect to this Agreement, the Security Agreement, and any other Transaction Document;

(D)a certificate of the Borrower certifying the names and true signatures of the Responsible Officers of the Borrower authorized to sign this Agreement, the Security Agreement, any other Transaction Document, or any other document to be delivered hereunder or thereunder;

(E) certificates evidencing the good standing of the Borrower in its jurisdiction of formation dated a date not earlier than thirty (30) days prior to the Closing Date as to the good standing of the Borrower;

(F) the results of tax, judgment and Lien searches on the Borrower in Delaware, obtained by and reasonably satisfactory to the Agent; and

(G) the opinions, which shall include opinions covering customary corporate matters (including opinions regarding no-conflict with covered laws, non-contravention with organizational documents, and the Investment Company Act) and the perfection of the Agent's valid first priority security interest in the Collateral, of Skadden, Arps, Slate, Meagher and Flom LLP, special counsel to the Borrower, in form and substance to be mutually agreed between the Agent and the Borrower.

(ii)The Borrower has paid all fees and documented expenses required to be paid by it on or about the Closing Date in accordance with Section 8(e).

(iii)The Custody Account has been established by the Borrower and the Control Agreement has been executed in connection with the Custody Account.

(iv)The Lender shall have received all documentation and other information that the Lender has reasonably requested in order to comply with its ongoing obligations under applicable "know your customer" and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(v)The Agent has received evidence that the Collateral Requirement has been satisfied.

(vi)The Borrower shall have provided any form requested by the Agent necessary to comply with Regulation U or Regulation X, or any other provisions of the regulations of the Board of Governors of the Federal Reserve System of the United States.

(b)Conditions Precedent to All Loans. The obligation of the Lender to make any Loan (including the Loan made on or about the Closing Date) is subject to satisfaction of the following conditions precedent:

(i)The representations and warranties of the Borrower contained in Section 4 or any other Transaction Document or any document furnished at any time under or in connection herewith or therewith shall be true and correct in all material respects (except for any representation or warranty that is qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of the date of such Loan immediately prior to and after giving effect to such Loan, except to the extent such representations and warranties relate to an earlier date in which case such representations and warranties shall be true and correct in all material respects (except for any representation or warranty that is qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of such earlier date and except to the extent of changes in facts or circumstances that have previously been disclosed to the Lender and the Agent and do not constitute a Default or an Event of Default.

(ii) Immediately before and immediately after giving effect to such proposed Loan, no Default or Event of Default shall exist or would occur.

(iii)Immediately prior to and immediately after giving effect to such Loan, (A) no Margin Deficiency exists or would occur, and

(B)the Total Outstandings shall not exceed either the Maximum Amount or the Commitment.

(iv)The absence of any bona fide action, suit, investigation or proceeding pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or Governmental Authority that could reasonably be expected to result in a Material Adverse Effect.

(v)Each borrowing shall be deemed to be a representation and warranty by the Borrower that the conditions specified in Section 3(b) have been satisfied on and as of the date of the making of a Loan.

4.REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Agent and the Lender that:

(a)Existence, Qualification and Power. The Borrower (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization,

(ii)is duly qualified and in good standing as a foreign company in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed, except where, in each case, failure to so qualify and be in good standing would not reasonably be expected to result in a Material Adverse Effect, (iii) has all requisite power and authority (x) except to the extent that would not reasonably be expected to have a Material Adverse Effect, to own its property and carry on its business as now conducted and (y) to execute, deliver and perform its obligations under each Transaction Document, (iv) has all requisite governmental licenses, authorizations, consents and approvals to own or lease and operate its properties and to carry on its business as now conducted, except where the failure to have such licenses, authorizations, consents and approvals would not reasonably be expected to have a Material Adverse Effect and (v) has all requisite governmental licenses, authorizations, consents and approvals to execute, deliver and perform its obligations under each Transaction Document.

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(b)Authorization; No Contravention. The execution, delivery and performance by the Borrower of this Agreement and the other Transaction Documents (when delivered) are within its trust powers, have been duly authorized by all necessary trust action, and do not

(i)contravene the Borrower's Organization Documents in any material respect, (ii) contravene any material contractual restriction binding on it or require any consent under any material agreement or instrument to which it is a party or by which any of its property or assets is bound or (iii) violate in any material respect any applicable Law (including the Securities Act, the Exchange Act and the Investment Company Act and the regulations thereunder) or writ, judgment, injunction, determination or award to which it is subject.

(c)Governmental Authorizations; Other Consents. Except for any filings contemplated by the Security Agreement, no order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption or waiver by, any Governmental Authority or any other third party (except as have been obtained or made and are in full force and effect), is required to authorize, or is required in connection with, (i) the execution, delivery and performance by the Borrower of any Transaction Document or (ii) the legality, validity, binding effect or enforceability of any Transaction Document.

(d)Compliance with Laws and Other Agreements. The Borrower is in compliance with (i) its Organization Documents and (ii) the requirements of all applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (x) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (y) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(e)Binding Effect. This Agreement and the other Transaction Documents are and will be legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms in all respects, subject to Debtor Relief Laws and equitable principles.

(f)No Default. No Default or Event of Default is continuing.

(g)No Material Adverse Effect. Since the date on which its most recently delivered financial statements were delivered to the Agent, no change to the Borrower has occurred which would, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(h)Absence of Litigation. There are no bona fide actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or against any of its properties or revenues that (i) are reasonably likely to result in a Material Adverse Effect or (ii) challenge the legality, validity or enforceability of this Agreement, the Security Agreement or any other Transaction Document, or that involves a substantial likelihood of prohibiting, restricting, delaying or otherwise materially affecting the performance of any of the Transaction Documents or the making of the Loans.

(i)Investment Company Act. The Borrower is a "closed-end" "investment company" and is subject to regulation under the Investment Company Act, it is not a "business development company" within the meaning of the

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Investment Company Act. The Borrower has elected to be treated and qualifies as a "regulated investment company" within the meaning of the Code. The business and other activities of the Borrower, including but not limited to, the making of the Loans by the Lender, the application of the proceeds and repayment thereof by the Borrower and the consummation of the transactions contemplated by the Transaction Documents do not result in any violation of the provisions of the Investment Company Act, or any rules, regulations or orders issued by the Securities and Exchange Commission thereunder.

(j)Asset Coverage. To the extent any Loan is outstanding, after giving immediate effect to all Loans, the Asset Coverage is at least 300%.

(k)Governmental Filings. The Borrower has made all applicable filings with the Securities and Exchange Commission or any other Governmental Authority, as required by applicable Law, except to the extent that would not reasonably be expected to have a Material Adverse Effect.

(l) Regulation U/X. The Transaction Documents do not contemplate any actions that would violate Regulation U or Regulation X, as applicable. The Borrower has not taken any actions under the Transaction Documents that would reasonably be expected to result in a violation of Regulation U or Regulation X, as applicable, and no part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of Regulation U or Regulation X, as applicable.

(m)Ownership of Property. The Borrower has good and marketable title to the Collateral free and clear of Liens, claims and transfer restrictions, other than Permitted Liens.

(n)Taxes. The Borrower has filed all federal income tax returns and all other material tax returns which are required to be filed by it in all jurisdictions and has paid all material taxes, assessments, claims, governmental charges or levies imposed on it or its properties, except for taxes contested in good faith through proceedings diligently pursued and as to which adequate reserves have been provided in accordance with Appropriate Accounting Principles.

(o)Disclosure. All information (i) provided with respect to the Borrower, the Investment Advisor or any Affiliate thereof by or on behalf of the Borrower, the Investment Advisor or any Affiliate thereof to the Agent or the Lender in connection with the negotiation, execution and delivery of this Agreement and the other Transaction Documents or the transactions contemplated hereby and thereby including, but not limited to, any financial statements of the Borrower provided to the Agent or the Lender (other than any projections or forward looking statements (the "Projections") for which the Borrower makes the representations in the next sentence), or (ii) provided by the Borrower, the Investment Advisor, or any Affiliate thereof, to the Agent or the Lender, including in any Offering Document, was on or as of the applicable date of provision thereof, complete and correct in all material respects and did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading taken as a whole in light of the time and circumstances under which such statements were made. All Projections that have been prepared by or on behalf of the Borrower and that have been made available to the Agent by or on behalf of the Borrower in connection with this Agreement have been prepared in good faith based on assumptions believed by the Borrower to be reasonable at the time of delivery thereof (although the Borrower gives no assurances that such Projections will, in fact, be achieved).

(p)Licenses; Approvals. All licenses, permits, approvals, concessions or other authorizations necessary to the conduct of the business of the Borrower have been duly obtained and are in full force and effect, except where the failure to obtain such licenses, permits, approvals, concessions or other authorizations would not be reasonably expected to result in a Material Adverse Effect.

(q)Investment Policies and Restrictions.

(i)the Borrower has at all times complied in all material respects with the Investment Policies and Restrictions.

(ii)The Investment Policies and Restrictions have been fully and accurately disclosed in all material respects in the Borrower's Offering Documents, as supplemented by any registration statement of the Borrower filed with the Securities and Exchange Commission.

(r)ERISA.

(i)Neither the Borrower nor any ERISA Affiliate has any liability under or with respect to any Plan, Pension Plan or Multiemployer Plan, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(ii)The Borrower acknowledges and agrees that neither the Lender nor the Agent nor any representative of the Lender or the Agent has acted or shall act as a "fiduciary" for purposes of ERISA with respect to the assets of the Borrower (as opposed to assets of any holder of interests in the Borrower), including in connection with the retention or exercise of its rights under any Transaction Document.

(iii)The Borrower is not (i) an "employee benefit plan" within the meaning of Section 3(3) of ERISA that is subject to Part 4 of Subtitle B of Title I of ERISA, (ii) a "plan" within the meaning of Section 4975(e)(1) of the Code, to which Section 4975 of the Code applies or (iii) an entity whose underlying assets include "plan assets" subject to Title I of ERISA or Section 4975 of the Code by reason of Section 3(42) of ERISA or otherwise (in each case, a "Benefit Plan Investor").

(s)Compliance with Anti-Corruption Laws and Anti-Terrorism Laws. The Borrower represents and warrants that (a) neither it nor, to its knowledge, any of its officers, employees or agents, have engaged in any activity or conduct that would breach Anti-Corruption Laws or Anti- Terrorism Laws, and (b) it has instituted and maintain policies and procedures designed to promote and achieve compliance with Anti-Corruption Laws and Anti- Terrorism Laws.

(t) Compliance with Sanctions. The

Borrower represents and warrants that (a) neither it nor any of its officers or employees, nor any of its agents (including any such agents that will act in any capacity in connection with, or benefit from, this Agreement), is (i) a Sanctioned Person, or (ii) in violation of any Sanctions, and (b) no Loan, use of proceeds of any Loan or other transaction

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contemplated by this Agreement will result in the violation of any applicable Sanctions.

(u)Custody Account. All Collections received by the Borrower with respect to the Collateral are held and shall be held in trust for the benefit of the Agent, on behalf of the Lender, until deposited into the Custody Account as required herein.

5.AFFIRMATIVE COVENANTS

On and after the Closing Date and so long as Lender has a commitment to make a Loan or any Obligations (other than unasserted contingent indemnity obligations) have not been paid in full:

(a)Existence. The Borrower shall preserve and maintain its existence and franchises. The Borrower will maintain in full force and effect its registration as a closed-end management investment company under the Investment Company Act.

(b)Reporting Requirements. The Borrower will furnish to the Agent or cause to be furnished to the Agent:

(i)(x) within 150 days after the end of each fiscal year of the Borrower, a balance sheet of the Borrower as at the end of such fiscal year, and the related statements of income or operations and cash flows for such fiscal year, prepared in accordance with Appropriate Accounting Principles, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any "going concern" or like qualification or exception or any qualification; and (y) as soon as available, but in any event within 90 days after the end of each two (2) consecutive quarters of each fiscal year (other than the two-quarter period that ends on the end of the fiscal year) of the Borrower, a balance sheet of the Borrower as at the end of such fiscal quarter, and the related statements of income or operations and cash flows for such fiscal quarters, prepared in accordance with Appropriate Accounting Principles, which need not be audited;

(ii)within ten (10) Business Days of the end of each calendar month, an estimated Valuation Statement as of the last day of such calendar month, in respect of any Collateral, containing the most recent estimated fair market valuations for each Investment Asset of the Borrower available to the Borrower, and a statement with the composition of the Borrower's assets with respect to the Collateral held in the Custody Account;

(iii)promptly (but in no event later than ten (10) Business Days), after any request from the Agent from time to time, an estimated Valuation Statement of the Collateral containing the most recent estimated fair market valuations for each Investment Asset of the Borrower available to the Borrower;

(iv)within ten (10) calendar days after the end of each fiscal quarter (or calendar month when the amount of Total Outstandings is greater than zero as of the end of such calendar month), the Net Asset Value of the Borrower as of the last Business Day of such fiscal quarter or calendar month, as applicable.

(v)as soon as reasonably practicable after a Responsible Officer of the Borrower obtains actual knowledge of the occurrence of (i) any Default or Event of Default,

(ii)the commencement of, or any material adverse development in, any material litigation or proceeding affecting the Borrower or any Eligible Collateral or (iii) any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect, a statement of a Responsible Officer of the Borrower setting forth the details thereof and the action which the Borrower has taken and proposes to take with respect thereto;

(vi)notice of any material change to the Investment Policies and Restrictions, the Organization Documents of the Borrower or the Offering Documents of the Borrower;

(vii)notice of any material change in accounting policies or financial reporting practices by the Borrower except as required or permitted by Appropriate Accounting Principles;

(viii)promptly after any reasonable request by the Agent, copies of any detailed audit reports, management letters submitted to the Borrower by independent accountants in connection with the accounts or books of the Borrower;

(ix)promptly after the delivery thereof to the investors or creditors of the Borrower, copies of all financial statements and reports so delivered, which statements or reports are, in each case, not otherwise required or requested pursuant to another provision of the Transaction Documents and are required to be filed with the Securities and Exchange Commission;

(x)promptly after written reasonable request therefor, such other business and financial information respecting the condition or operations, financial or otherwise, of the Borrower in its possession or reasonably available as the Agent may from time to time reasonably request;

(xi)within ten (10) Business Days of Borrower obtaining knowledge of a Re- categorization Event, the applicable Information Package;

(xii)promptly (but in no event later than fifteen (15) Business Days after the Borrower's receipt of all quarterly reporting packages required by the applicable Underlying Instruments), the Middle Market Loan Report with respect to any Eligible Middle Market Loan Assets;

(xiii)promptly (but in no event later than fifteen (15) Business Days after the Borrower's receipt of all quarterly reporting packages required by the applicable Underlying Instruments) after the end of each calendar quarter, a copy of its periodic credit reviews with respect to the Eligible Middle Market Loan Assets or if such periodic credit reviews are not available, upon reasonable request from the Agent, the Borrower shall forward to the

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Agent, if in possession of the Borrower and to the extent not prohibited by the relevant Underlying Instrument or related documentation, the most recent financial reports, loan performance reports (including periodic reports tracking compliance with relevant loan covenants) and materials prepared and delivered by the related obligor in connection with debt refinancing, loan amendments, the issuance of additional indebtedness, mergers and acquisitions, corporate restructuring, business sale, spin-offs, leveraged buyouts, initial public offerings with respect to, the Eligible Middle Market Loan Asset for which such reasonable request is made; and

(xiv)monthly valuation reports for each Eligible Middle Market Loan Asset from a Pricing Service within fifteen (15) Business Days of the last day of each month.

Documents required to be delivered pursuant to this Section 5(b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date

(A)on which the Borrower posts such documents, or provides a link thereto on the Borrower's website on the Internet; or (B) on which such documents are posted on the Borrower's behalf on an Internet or intranet website, if any, to which the Lender and the Agent have access (whether a commercial, third party website (including, the Electronic Data Gathering and Retrieval system of the Securities and Exchange Commission) or whether sponsored by the Agent).

(c)Use of Proceeds. The Borrower will use the proceeds of the Loans solely to make additional investments in the ordinary course of business, for general business purposes (including for liquidity purposes) and in accordance with requirements of Law or to pay fees and expenses incurred in connection with the Transaction Documents.

(d)Payment of Obligations. The Borrower shall pay and discharge as the same shall become due and payable, all its obligations and liabilities, including: (i) all material taxes, assessments, claims and governmental charges or levies imposed upon it or upon its property; provided, however, that the Borrower shall not be required to pay or discharge any such tax, assessment, claim or charge that is being diligently contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained and (ii) all obligations, liabilities and Indebtedness (other than Indebtedness not in excess of the Threshold Amount), as and when due and payable.

(e)Inspection Rights. The Borrower shall, at any reasonable time during normal business hours and upon not less than seven Business Days' prior written notice, from time to time permit the Lender, the Agent or any agent or representative thereof (in each case, subject to Section 8(m)) at the expense of such Lender or Agent (unless an Event of Default has occurred and is continuing, in which case, at the expense of the Borrower) to visit and inspect the properties of the Borrower and discuss the affairs, finances, assets and accounts of the Borrower with any of the officers or other similar representatives of the Borrower; provided, however, that (1) the Borrower shall be entitled to have its representatives and advisers present during any such inspection and (2) following the occurrence and during the continuation of an Event of Default, the Lender, the Agent or any agent or representative thereof may do any of the foregoing at the expense of the Borrower at any time during normal business hours and with one Business Days' prior written notice.

(f)Collateral Requirement. The Borrower shall comply with the Collateral Requirement in all respects and shall promptly notify the Agent as soon as it has actual knowledge that the Lien of the Agent, on behalf of the Lender, thereon has been materially modified.

(g)Keeping of Books. The Borrower shall keep proper books of record and account as are necessary to prepare financial statements in accordance with Appropriate Accounting Principles.

(h)Compliance with Investment Company Act. Except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect, the Borrower shall comply with all requirements of the Investment Company Act (except where the necessity of compliance therewith, or the fact of a violation thereof, is being contested in good faith by appropriate proceeding or exemptive, no- action or other appropriate regulatory relief or guidance has been obtained therefrom or with respect thereto and either remains in effect or has not been withdrawn).

(i)Compliance with Other Laws. The Borrower shall comply (A) with the requirements of all other Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (ii) the failure to comply therewith could not reasonably be expected to result in a Material Adverse Effect, and (B) in all respects with all Anti-Corruption Laws, applicable Anti-Terrorism Laws and applicable Sanctions.

(j)Compliance with the Investment Policies and Restrictions. The Borrower shall comply with its Investment Policies and Restrictions in all material respects at all times.

(k)Material Agreements. The Borrower shall comply with the terms of each provision of any indenture, mortgage, deed of trust, credit agreement, loan agreement or any other material agreement or instrument to which the Borrower is a party or by which the Borrower or any of its properties or assets is bound in which the failure to comply would reasonably be expected to result in a Material Adverse Effect.

(l)Custody Account. The Borrower shall:

(i)maintain all its Investment Assets in the Custody Account to the extent it is possible to maintain such Investment Assets in the Custody Account; provided that any failure to maintain any Investment Assets in the Custody Account resulting from an administrative error that is corrected within five (5) Business Days after the Borrower obtaining knowledge of such administrative error (or if such administrative error is unlikely to be corrected within such five (5) Business Day period, communicated to the Agent within such five (5) Business Day period) shall not be considered a breach of this Section 5(l)(i);

(ii)upon delivery to the applicable Custodian of a "Notice of Exclusive Control" (as defined in the applicable Control Agreement), cease all trading with respect to the Custody Account without the prior consent of the Agent, except with respect to Permitted Event of Default Payments; provided that neither the Lender nor the Agent shall deliver a "Notice of Exclusive Control"

unless an Event of Default has occurred and is continuing; and

(iii) direct any agent or administrative agent for any Investment Asset to remit all Collections with respect thereto, and, if applicable, to direct the Obligor with respect to such Investment Asset, to remit all such Collections with respect to such Investment Asset directly to the Custody Account; provided that any incorrect direction resulting from an administrative error that is corrected within five (5) Business Days after the Borrowing obtaining knowledge of such administrative error (or if such administrative error is unlikely to be corrected within such five (5) Business Day period, communicated to the Agent within such five (5) Business Day period) shall not be considered a breach of this Section 5(l)(iii).

(m)Further Assurances. The Borrower agrees that upon the reasonable request of the Agent, it shall execute and/or deliver any additional agreements, documents and instruments, and take such further actions as the Agent may reasonably deem necessary (i) to assure the Agent and/or the Lender has a Perfected Lien on the Collateral and

(ii)to carry out the provisions and purposes of the Transaction Documents. Such agreements, documents or instruments or actions shall be reasonably satisfactory to the Agent.

(n)Margin Stock. The Borrower agrees that

no more than 25% of its assets shall be Margin Stock.

6.NEGATIVE COVENANTS

So long as the Lender has a commitment to make a Loan or any other Obligation (other than unasserted contingent indemnity obligations) hereunder shall remain unpaid or unsatisfied:

(a)Liens. The Borrower shall not create, incur, assume or suffer to exist any Lien upon, or otherwise pledge or assign, any Collateral (except for Permitted Liens) and the Borrower shall defend the right, title, and interest of the Secured Party in and to the Collateral against all claims of third parties claiming through or under the Borrower (other than Permitted Liens).

(b)Indebtedness. The Borrower shall not create, incur, assume or suffer to exist any Indebtedness other than (i) Indebtedness under the Transaction Documents (including Indebtedness in favor of the Custodian), (ii) Indebtedness (other than Indebtedness for borrowed money) incurred in the ordinary course of business in compliance with applicable Law or the Investment Policies and Restrictions,

(iii)Indebtedness constituting Permitted Derivatives and (iv) Indebtedness agreed to in writing between the Borrower and the Agent; provided that if the Lender fails to increase the Commitment at the Borrower's request as contemplated in Section 2(q), then no consent of the Agent or the Lender to incur Indebtedness shall be required; provided, however, that the Borrower shall give the Agent written notice prior to incurring any such Indebtedness and the Borrower, Agent and Lender shall work in good faith to negotiate and execute reasonable amendments to the Transaction Documents the permit the incurrence of such Indebtedness and reasonable credit support thereof.

(c)Mergers, Etc. Without the prior written consent of the Agent, the Borrower shall not merge or consolidate with or into another Person (other than an Affiliate of the Borrower with the prior written consent of the Agent, which shall not be unreasonably withheld, delayed or

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conditioned), or convey, transfer, lease or otherwise dispose of, whether in one transaction or in a series of transactions, all or substantially all of the property and assets (whether now owned or hereafter acquired) of the Borrower.

(d)Line of Business. The Borrower shall not engage in any business in a manner in material violation of its Organization Documents or the Offering Documents.

(e)No Amendment of Investment Policies and Restrictions or Organization Documents. The Borrower shall not permit any of its Investment Policies and Restrictions that may not be changed without shareholder approval to be changed without the prior written consent of the Lender or in a manner otherwise would result in a Default or an Event of Default.

(f)Distributions, Etc. The Borrower will not declare or make any dividend payment or other distribution of assets, property, Cash, rights, obligations or securities on account of any Borrower Equity Interests or purchase, redeem, retire or otherwise acquire for value any Borrower Equity Interests whether now or hereafter outstanding, if a Default or an Event of Default exists or would result therefrom; provided that, notwithstanding anything to the contrary in this clause (f), (i) for any taxable year of the Borrower with respect to which the Borrower remains or intends to remain taxed as a regulated investment company for U.S. federal income tax purposes, the Borrower may declare and pay dividends and distributions in Cash or other property (in or with respect to any taxable year of the Borrower (or any calendar year, as relevant)), upon two (2) Business Days' prior written notice from the Borrower to the Agent, in the amounts not in excess of 100% of the amount that the Borrower determines in good faith it would be required to distribute to its equityholders to:

(A)allow the Borrower to satisfy the minimum distribution requirements imposed by Section 852(a) of the Code (or any successor thereto) that would be imposed to maintain its eligibility to be taxed as a regulated investment company for any such taxable year, (B) reduce to zero for any such taxable year its liability for U.S. federal income taxes imposed on (y) its investment company taxable income pursuant to Section 852(b)(1) of the Code (or any successor thereto), and (z) its net capital gain pursuant to Section 852(b)(3) of the Code (or any successor thereto), and (C) reduce to zero its liability for U.S. federal excise taxes for any calendar year imposed pursuant to Section 4982 of the Code (or any successor thereto), in each case calculated as if the Borrower had itself qualified to be taxed as a regulated investment company for such taxable year, and (ii) upon two (2) Business Days' prior written notice from the Borrower to the Agent, the Borrower may pay repurchase proceeds necessary for the Borrower to comply with the Investment Policies and Restrictions to make period repurchase offers in accordance with Rule 23c-3 of the Investment Company Act (each such dividend, distribution or payment referenced in clauses (i) and (ii) above, a "Permitted Event of Default Payment").

(g)Custodian. The Borrower shall not enter into any other custody agreement or equivalent arrangement with respect to the Custody Account with any Person other than the Custodian without the prior written consent of the Agent (not to be unreasonably withheld, delayed or conditioned); provided that a successor Custodian, which at the time of succession is both an Eligible Custodian and identified on the Custodian List, may be appointed by the Borrower without the consent of the Agent; provided, further, that such successor Custodian shall have entered into a Custody Agreement and a Control Agreement substantially similar to the Custody Agreement and Control Agreement being replaced.

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(h)Use of Proceeds.

(i)The Borrower shall not use the proceeds of any Loan, whether directly or indirectly, in a way that would violate Regulation U or Regulation X.

(ii)The Borrower will not request any Loan, and the Borrower shall not use, and shall procure that its officers and employees and shall use all reasonable efforts to ensure that its agents shall not use the proceeds of any Loan, directly or indirectly, (A) in violation of Anti-Corruption Laws or Anti-Terrorism Laws or (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person or in any country or territory that is the subject of any comprehensive country- or territory- wide Sanctions. No portion any funds paid or remitted by the Borrower to the Lender in connection with the Agreement will be derived from any activity in violation of Anti-Corruption Laws or Anti-Terrorism Laws.

(i)Transactions with Affiliates. The Borrower shall not enter into any transaction (other than this Agreement) with or make any payment or transfer to any Affiliate of the Borrower or the Investment Advisor that would violate any applicable Law (including the Investment Company Act).

(j)Subsidiary. The Borrower shall not form any Subsidiary without the prior written consent of the Agent.

(k)Extension or Amendment of Collateral. If an Event of Default has occurred and is continuing, the Borrower will not, and will not permit the Investment Advisor to make or permit, any Material Modification arising under clause (i) or (ii) of the definition thereof without the prior written consent of the Agent, which shall not be unreasonably withheld, delayed or conditioned.

(l)ERISA. Neither the Borrower nor any ERISA Affiliate shall have any liability under or with respect to any Plan, Pension Plan or Multiemployer Plan, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Borrower shall not become a Benefit Plan Investor.

7.EVENTS OF DEFAULT AND REMEDIES

If any of the following events (each, an "Event of Default") shall occur:

(a)Payment Default. The Borrower shall fail to pay (A) any of the outstanding principal of any Loan when due (including pursuant to Section 2(e) with respect to a Margin Deficiency or Total Outstandings in excess of the Commitment); (B) any accrued interest on any Loan within three (3) Business Days after the due date; (C) the amounts required to be prepaid pursuant to Section 2 (other than Section 2(e)) within three (3) Business Days after the due date; or (D) other amounts or fees owing pursuant to any of the Transaction Documents within three (3) Business Days after the due date;

(b)Specific Covenants. The Borrower shall

(A)fail to perform or observe any term, covenant, or agreement contained in Section 5 (a), (b), (e), (h) or (l) or Section 6 or (B) fail to provide a Prepayment Plan to the Agent within six (6) days of the time specified on Exhibit B hereto (unless a Full Cure has been executed in that time frame);

(c) Custody/ControlAgreement

Terminations. Any account holding Collateral is no longer maintained at the applicable Custodian for the Borrower;

(d)Default under Transaction Documents. The Borrower shall fail to perform or observe in any material respect (except for any representation or warranty that is qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) any other term, covenant or agreement contained in this Agreement, any other Transaction Document (in each case, not otherwise specified in Subsections (a) to (c) above) to which the Borrower is a party and such failure remains unremedied for thirty (30) days after a Responsible Officer of the Borrower has obtained actual knowledge thereof;

(e)Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower herein or in any other Transaction Document shall be incorrect or misleading in any material respect when made or deemed made (except for any representation or warranty that is qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) and such failure remains uncorrected or unremedied for thirty (30) days after a Responsible Officer of the Borrower has obtained actual knowledge thereof;

(f)Invalidity of Transaction Documents. Any material provision of any Transaction Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or the Borrower, any Affiliate of the Borrower, or, to the extent the Agent determines it would be reasonably likely to result in a Material Adverse Effect, any investor in the Borrower or any Governmental Authority contests in writing the validity or enforceability of any provision of any Transaction Document; or the Borrower denies in writing that it has any or further liability or obligation under any Transaction Document, or purports to revoke, terminate or rescind (except as permitted thereunder) any provision of any Transaction Document;

(g)Cross-Default. (A) The Borrower (x) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise and after giving effect to any applicable notice requirement or grace period) in respect of any Indebtedness (other than Indebtedness hereunder or a Swap Contract) and the aggregate outstanding principal amount for or in respect of all such Indebtedness is more than the Threshold Amount, or (y) observe or perform any other material agreement or condition with respect to any Indebtedness of any Subsidiary of the Borrower in excess of the Threshold Amount, and the effect of which is to cause, or to permit the counterparty, holder or holders, or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such Persons) to cause, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise) prior to its scheduled maturity or (B) there occurs under any Swap Contract an "Early Termination Date" (as defined in such Swap Contract) (such event an "Early Swap Contract Termination Event") resulting from (x) any event of default under such Swap Contract as to which the Borrower is the Defaulting Party (as defined in such Swap Contract) or (y) any termination event under such Swap Contract as to which the Borrower is an affected party and, in either event, the amount of all payments owed by the Borrower under all such Swap Contracts as of

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such Early Swap Contract Termination Event (prior to any payment thereof) is greater than the Threshold Amount;

(h)Inability to Pay Debts; Attachment; Insolvency Proceedings, Etc. (i) The Borrower becomes unable or admits in writing its inability or fails generally to pay its debts as they become due; (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Borrower and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; (iii) the Borrower institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors, or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; (iv) any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of the Borrower and the appointment continues undischarged or unstayed for sixty (60) days; (v) any proceeding under any Debtor Relief Law relating to the Borrower or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) days, or an order for relief is entered in any such proceeding; or (vi) the Borrower shall take any action to authorize any of the actions set forth above in this Section 7(h);

(i)Judgments. There is entered against the Borrower one or more final, non-appealable judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) and such judgments remain unpaid, unstayed, undischarged, unbonded and undismissed for a period of thirty (30) days;

(j)Occurrence of Certain Events.

(i)A Regulatory Event shall

occur; or

(ii)A Change of Management

shall occur; or

(k)Lien Defects. The Lender and/or the Agent shall cease to have a Perfected Lien on the Collateral;

then, and in any such event, the Agent may (1) declare the Loans, all accrued interest thereon, all fees and all other accrued amounts payable under this Agreement and the other Transaction Documents to be forthwith due and payable, whereupon the Loans, all such interest and fees and all such other amounts hereunder and under the Transaction Documents shall become forthwith due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower and

(2)declare the obligation of the Lender to make any Loan to be terminated, whereupon the same shall forthwith terminate; provided, however, that upon the occurrence of any event in Section 7(h), (x) the Loans, all accrued interest and all accrued other amounts payable, including fees, under this Agreement and under the other Transaction Documents shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower and

(y) the obligation of the Lender to make Loans shall automatically be terminated.

In addition to the foregoing, upon the occurrence and during the continuance of an Event of Default, the Agent may, at its option, (A) deliver the requisite notice in accordance with the applicable Control Agreement with respect to the Custody

Account to provide the Agent with exclusive control or

(B)instruct the applicable Custodian to transfer the whole or any part of the Collateral into the name of the Agent or the name of its nominee, notify the Obligors on any Collateral to make payment to the Agent or its nominee of any amounts due thereon, take control or grant its nominee the right to take control of any proceeds of the Collateral, liquidate any or all of the Collateral, withdraw and/or sell any or all of the Collateral and apply any such Collateral as well as the proceeds of any such Collateral to all unpaid Obligations in such order as the Agent determines in its sole discretion, and exercise any other rights and remedies under any Transaction Document, at law or in equity. The Borrower will be responsible for any decrease in the value of the Collateral occurring prior to liquidation.

8.MISCELLANEOUS

(a)Effectiveness. This Agreement shall become effective on the date hereof upon the receipt by the Agent of the documents and other items set forth in Section 3(a) or waiver of the requirements set forth in Section 3(a).

(b)Amendment, etc. No amendment or waiver of any provision of this Agreement, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Lender, the Borrower and the Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(c)Notices and Other Communications. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission and electronic mail) and delivered to such numbers or addresses set forth on the relevant signature blocks hereto or as given from each party to the other in writing from time to time. All notices and other communications shall be deemed to be effective upon receipt. The Lender and the Agent shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein.

(d)No Waiver; Cumulative Remedies. No failure by the Lender or the Agent to exercise, and no delay by the Lender or the Agent in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

(e)Expenses. The Borrower agrees to pay or reimburse the Lender and the Agent for (i) all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket legal fees and expenses of one counsel for the Lender and the Agent plus any one local counsel per applicable jurisdiction and one regulatory specialist) incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and other Transaction Documents executed and delivered on or prior to the Closing Date (whether or not the transactions contemplated hereby or thereby are consummated), (ii) all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket legal fees and expenses of one counsel for the Lender and the Agent plus any one local counsel per applicable jurisdiction and one regulatory specialist) incurred in connection with any amendment, waiver, consent or other modification of the provisions hereof and the other Transaction Documents (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, and (iii) all costs and expenses (including reasonable and documented out-of-pocket legal fees and expenses of one counsel for the Lender and the Agent plus any one local counsel per applicable jurisdiction and one regulatory specialist) incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Transaction Documents (including all such costs and expenses incurred during any "workout" or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law). All such amounts shall be payable (x) with respect to clause (i), on the Closing Date and (y) otherwise, within thirty

(30)days after demand therefor.

(f)Indemnification. The Borrower shall indemnify and hold harmless on an after-Tax basis the Lender and the Agent and their respective Affiliates, and their respective directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the "Indemnitees") from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including reasonable and documented out-of-pocket legal fees and expenses of one counsel for the Lender and the Agent plus any one local counsel per applicable jurisdiction and one regulatory specialist) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower of any kind or nature, which may at any time be imposed on, incurred by or asserted against any such Indemnitee in connection with

(i) the execution, delivery and performance by the parties thereto of their respective obligations under this Agreement or any other Transaction Document and the transactions contemplated hereby or thereby, and the consummation and administration of the transactions contemplated hereby and thereby (other than with respect to legal fees and disbursements incurred on or prior to the date hereof), including, without limitation, any reasonable and documented out-of-pocket costs and expenses of the Agent in connection with any Swap Contracts with parties other than the Lender, or (ii) any actual or prospective claim, litigation, investigation or proceeding brought or threatened whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether such Indemnitee is designated a party thereto, relating to or arising out of this Agreement or any other Transaction Document or the transactions contemplated hereby and thereby, the Lender's or the Agent's activities in connection herewith or therewith or any actual or proposed use of proceeds of Loans hereunder; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final, non-appealable judgment to have resulted from the fraud, gross negligence or willful misconduct of any Indemnitee. No Indemnitee, nor the Borrower or any of its Affiliates, shall have any liability for any special, indirect, consequential or punitive damages or loss of profits relating to this Agreement or any other Transaction Document or arising out of its activities in connection herewith or therewith (whether before or after the date hereof). This Section 8(f) shall not apply with respect to

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Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(g)Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Lender, or the Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.

(h)Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender, which is (x) subject to each Lender's credit approval of any assignee and (y) shall not otherwise be unreasonably withheld, delayed or conditioned, (ii) the Agent may not assign or otherwise transfer any of its rights or obligations hereunder except, upon prior written notice to the Borrower, to any Affiliates of the Lender or of the Agent or any Person sponsored, administered, managed or financed by the Lender or the Agent or any Affiliate thereof; provided that no such assignee or transferee shall be a 1940 Act Affiliate (as defined in the Investment Company Act) of the Borrower or of the Investment Advisor and (iii) the Lender may not assign or otherwise transfer any of its rights or obligations hereunder except (A) upon written notice to the Borrower, to (x) the Agent, any Affiliate of the Lender or the Agent or any Person sponsored, administered, financed or managed by the Lender, the Agent or any Affiliate thereof or (y) if an Event of Default is continuing at the time of such assignment, any other Person (other than a natural person) approved by the Agent,

(B)to any Person (other than a natural person) approved by the Agent and the Borrower, (C) by way of participation in all or a portion of the Lender's rights and/or obligations hereunder (including all or a portion of its Commitment and/or the Loans); provided that (w) the Lender's obligations under this Agreement and any other Transaction Document shall remain unchanged, (x) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (y) the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with the Lender's rights and obligations under this Agreement and the other Transaction Documents and (z) any agreement or instrument pursuant to which the Lender sells such a participation shall provide that the Lender shall retain the sole right to enforce this Agreement and the other Transaction Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Transaction Documents, or (D) by way of pledge or assignment of a security interest in all or any portion of its rights under this Agreement to secure obligations of the Lender (and any other attempted assignment or transfer by any party hereto shall be null and void). The Borrower agrees that each assignee or participant with respect to a Loan will be entitled to the benefits of Section 2(n) and Sections 8(f), (l) and (v) to the same extent as if it were a Lender (subject to the requirements and limitations therein, including the requirements under Section 2(d) (it being understood that the documentation required under Section 2(d) shall be delivered to the participating Lender)) to the same extent as if it were a

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Lender and had acquired its interest by assignment; provided that such participant shall not be entitled to receive any greater payment under Section 2(n) or Sections 8(f), (l) or (v), with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in applicable law that occurs after the participant acquired the applicable participation. The Lender, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant's interest in the Loans or other obligations under the Transaction Documents (the "Participant Register"); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant's interest in any commitments, loans, letters of credit or its other obligations under any Transaction Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and the Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining the Participant Register.

(i)Register. The Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in the United States a copy of each assignment and assumption delivered to it and a register for the recordation of the name and address of the Lender, and the Commitment of, and principal amounts (and stated interest) of the Loans owing to, the Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent and the Lender shall treat the Person whose name is recorded in the Register pursuant to the terms hereof as the Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and the Lender, at any reasonable time and from time to time upon reasonable prior notice.

(j)No Third Party Beneficiary. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(k)Inability to Determine Applicable LIBOR Rate. If at any time the Lender, in its reasonable discretion, determines that (i) adequate and reasonable means do not exist for determining the Applicable LIBOR Rate, or (ii) the Applicable LIBOR Rate does not accurately reflect the funding cost to the Lender of making such Loans, all references to the Applicable LIBOR Rate shall be deemed to be to the Alternative Interest Rate for the period during which such circumstance exists.

(l)Illegality. If the Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender to make, maintain or fund Loans, or to determine or charge interest rates based upon the Applicable LIBOR Rate, the Applicable LIBOR Rate shall be deemed to be equal to the

Alternative Interest Rate until the earlier of: (i) the Interest Period in which a LIBOR Replacement Amendment becomes effective or (ii) the date on which the aggregate principal amount of all outstanding Loans, together with accrued but unpaid interest thereon and all other fees and other amounts payable hereunder are repaid in full.

(m)Increased Cost. The Borrower shall reimburse or compensate the Lender, upon demand, for all costs incurred, losses suffered or payments made by the Lender which are applied or reasonably allocated by the Lender to the transactions contemplated herein (all as determined by the Lender in its reasonable discretion) by reason of any and all future reserve, deposit, capital adequacy or similar requirements against (or against any class of or change in or in the amount of) assets, liabilities or commitments of, or extensions of credit by, the Lender or Change in Law or in the interpretation or application thereof after the date hereof; and compliance by the Lender with any directive, or requirements from any regulatory authority, whether or not having the force of law (including any Tax (other than Indemnified Taxes, Excluded Taxes and Connection Income Taxes)).

(n)Confidentiality. Each of the Lender and the Agent agree to maintain the confidentiality of all information received from or an behalf of the Borrower relating to the Borrower or its business ("Borrower Confidential Information"), and the Borrower agrees to maintain the confidentiality of each of the Transaction Documents and all other information received from the Lender or the Agent, including all reports prepared by the Agent or the Lender ("Lender Confidential Information" and, together with Borrower Confidential Information, "Confidential Information") except that the Borrower may disclose Lender Confidential Information and the Lender or the Agent may disclose Borrower Confidential Information (i) to its and its respective Affiliates' trustees, directors, officers, employees and agents, including accountants, legal counsel and other advisors (collectively, "Representatives") (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature thereof and instructed to keep the content thereof confidential and that such party shall be responsible for any breach or failure to comply with this Section 8(n)(i) (or any instruction hereunder) by its Representatives); (ii) to the extent requested by any regulatory or self-regulatory authority or required by applicable Laws or by any subpoena or similar legal process or, with respect to the Lender, by any rating agency then rating the commercial paper notes issued by or on behalf of the Lender or other debt obligations of the Lender or its Affiliates;

(iii)in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (iv) in the case of the Lender or the Agent, subject to an agreement containing provisions substantially similar to those of this Section 8(n), to any actual or prospective permitted assignee or participant in any of the Lender's rights or obligations under this Agreement or any credit insurance (or credit re-insurance) provider of the Lender; (v) with the consent of the Borrower with respect to the disclosure of Borrower Confidential Information, and with the consent of the Lender and the Agent with respect to the disclosure of Lender Confidential Information; or (vi) to the extent such Confidential Information (A) is available to the disclosing Person on a nonconfidential basis prior to disclosure by the other Person, (B) becomes publicly available other than as a result of a breach of this Section 8(n) or (C) becomes available to the disclosing Person on a nonconfidential basis from a source other than the other Person. It is understood and agreed that regulators having jurisdiction over the Agent or the Lender shall have

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unrestricted access to all books, records, files and other materials in the Agent's or the Lender's possession, including any Borrower Confidential Information, and disclosure of any Borrower Confidential Information to such persons solely for purposes of supervision or examination may occur without written notice to or authorization from the Borrower.

(o)Set-off. In addition to any rights and remedies of the Lender provided by law, upon the occurrence and during the continuance of any Event of Default, the Lender is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, indebtedness or other obligation at any time owing by, the Lender to or for the credit or the account of the Borrower against any and all Obligations owing to the Lender hereunder or under any other Transaction Document, now or hereafter existing, irrespective of whether or not the Lender shall have made demand under this Agreement or any other Transaction Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit, indebtedness or obligation. The Lender agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

(p)Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Transaction Document, the interest paid or agreed to be paid under the Transaction Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the "Maximum Rate"). If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged or received by the Lender exceeds the Maximum Rate, the Lender may, to the extent permitted by applicable Law,

(i)characterize any payment that is not principal as an expense, fee or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof and

(iii)amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

(q) Counterparts; Integration. This

Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement, together with the other Transaction Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter.

(r)Survival. Notwithstanding any provision to the contrary, (i) all representations and warranties made hereunder and in any other Transaction Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof and (ii) the provisions of Sections 2(k), 8(f), 8(m), 8(n) and 8(w) shall survive any termination of this Agreement.

(s)Severability. If any provision of this Agreement or the other Transaction Documents is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Transaction Documents shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(t)Governing Law. THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT (EXCEPT, AS TO ANY OTHER TRANSACTION DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW RULES THEREOF, OTHER THAN SECTION 5-1401 AND SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, WHICH SHALL GOVERN.

(u)Jurisdiction. The Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind whatsoever, whether in law or equity, or whether in contract or tort or otherwise, against the Agent, the Lender or any of their respective Related Parties in any way relating to this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees that any such action, litigation or proceeding may be brought in any such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing herein or in any other Transaction Document shall affect any right that the Agent or the Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Transaction Document against the Borrower or its properties in the courts of any other jurisdiction. The Borrower irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Borrower at its address set forth beneath its signature hereto. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

(v)WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OR RELATED TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY.

(w)Judgment Currency. If, under any applicable Law and whether pursuant to a judgment being

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made or registered against the Borrower or for any other reason, any payment under or in connection with this Agreement, is made or satisfied in a currency (the "Other Currency") other than Dollars then, to the extent that the payment (when converted into Dollars at the rate of exchange on the date of payment or, if it is not practicable for the party entitled thereto (the "Payee") to purchase Dollars with the Other Currency on the date of payment, at the rate of exchange as soon thereafter as it is practicable for it to do so) actually received by the Payee falls short of the amount due under the terms of this Agreement, the Borrower shall, to the extent permitted by law, as a separate and independent obligation, indemnify and hold harmless the Payee against the amount of such short-fall. For the purpose of this Section 8(w), "rate of exchange" means the rate at which the Payee is able on the relevant date to purchase Dollars with the Other Currency following reasonable diligence by the Payee to maximize the amount of Dollars obtained upon such exchange and shall take into account any premium and other costs of exchange.

(x)Appointment as Agent; Limitation of Liability. The Lender irrevocably appoints the Agent as its administrative agent and collateral agent under this Agreement and the other Transaction Documents and authorizes the Agent or any Affiliate of the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms of the Transaction Documents, together with such actions and powers as are reasonably incidental thereto. The Agent shall not have any duties or obligations except those expressly set forth in the Transaction Documents.

(y)Conflicts Disclosure; Waiver and Exculpation. The Borrower hereby acknowledges that the Lender, the Agent and their respective Affiliates may accept deposits from, make loans or otherwise extend credit to, and generally engage in any kind of commercial, trading or investment banking business with (including the provision of brokerage, asset management and advisory services to) any issuer of an Investment Asset or their respective Affiliates or any other Person having obligations relating to the Borrower or any Investment Asset, and may act with respect to such business in the same manner as if this Agreement or the Loans did not exist (including in a way that may be directly or indirectly adverse to the interests of the Borrower). The Borrower hereby waives any claim in respect of any such potential or actual conflict, and agrees that it will not seek to hold the Lender, the Agent or their respective Affiliates liable for any losses or obligations of the Borrower that may result with respect to such business.

(z)USA PATRIOT Act. The Lender and the Agent (for itself and not on behalf of the Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify, and record information that identifies the Borrower which information includes the name of the Borrower and other information that will allow the Lender or the Agent, as applicable, to identify the Borrower in accordance with the USA PATRIOT Act, and the Borrower agrees to provide such information from time to time to the Lender and the Agent, as applicable.

(aa)Acknowledgements.

(i)The Borrower hereby acknowledges that (A) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Transaction Documents; (B) none of the Agent nor the Lender has any fiduciary or advisory relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Transaction Documents, and the relationship between the Borrower, on the one hand, and the Agent and Lender, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(C)no joint venture is created hereby or by the other Transaction Documents or otherwise exists by virtue of the transactions contemplated hereby between the Lender or Agent and the Borrower.

(ii)Each of the Agent and the Lender hereby agrees for the benefit of each and every trustee, director, and officer of, and each record owner of any outstanding shares of, the Borrower (each a "Non-Recourse Person") that

(A)no Non-Recourse Person shall have any personal liability for any obligation of the Borrower under any Transaction Document or other instrument or document delivered pursuant hereto or thereto; and (B) no claim against any Non-Recourse Person or any property thereof may be made for any obligation of the Borrower under any Transaction Document or other instrument or document delivered pursuant hereto or thereto, whether for the payment of principal of, or interest on, the Loans or for any fees, expenses or other amounts payable by the Borrower hereunder or thereunder.

(bb)Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Transaction Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Transaction Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(i)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(ii)the effects of any Bail-In Action

on any such liability, including, if applicable;

(A)a reduction in full or in part or cancellation of any such liability;

(B)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Transaction Document; or

(C)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

9.DEFINITIONS; CONSTRUCTION

(a)Except as otherwise set forth in the Exhibits or Appendices hereto, the following terms, as used herein, have the following meanings:

"Additional Qualified Jurisdictions" means Brazil, Chile, China, Czech Republic, Hungary, Mexico, Philippines, Poland, South Africa, South Korea, Taiwan, United Arab Emirates.

"Advance Rate" means, at any date, the quotient (expressed as a percentage) of (i) the Total Outstandings at such date divided by (ii) the Aggregate Eligible Collateral Value at such date.

"Advisory Agreement" means that certain Investment Management Agreement, dated as of February 28, 2019, by and between the Borrower and the Investment Advisor. It is understood and agreed that the Advisory Agreement shall not be considered a material agreement or instrument under any Transaction Document.

"Affiliate" means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. In any event, the Investment Advisor and its Affiliates shall be deemed Affiliates of the Borrower.

"Agent" has the meaning assigned to such term in the preliminary statements hereto.

"Aggregate Eligible Collateral Value" means the aggregate Market Value of all Eligible Collateral.

"Agreement" has the meaning assigned to such term in the preliminary statements hereto.

"Alternate Base Rate" has the meaning given to such term in the definition of LIBOR Replacement Amendment.

"Alternative Interest Rate" means, for any day in any Interest Period with respect to any Loan, the rate determined by the Agent in its reasonable discretion (provided that prior notice of such determination be given to the Borrower) equal to the higher of (A) the Federal Funds Rate in effect for such day (or if such day is not a Business Day, the immediately prior Business Day) (as determined by the Agent) plus 1/2 of 1% and (B) the "prime rate" as quoted by Bloomberg L.P. in its "PRIMBB Index" (or any successor or replacement index) for such day (or if such day is not a Business Day, the immediately prior Business Day).

"Anti-Corruption Laws" means all Laws applicable to the Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption, including the Foreign Corrupt Practices Act of 1977, (15 U.S.C. §§ 78dd-1, et seq.) and the U.K. Bribery Act 2010.

"Anti-Terrorism Laws" means all Laws of any jurisdiction applicable to the Borrower or any of its Affiliates from time to time related to money laundering or financing terrorism including applicable provisions of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56) (the "USA PATRIOT Act"), The Currency and Foreign Transactions Reporting Act (31 U.S.C.

§§5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959) (also known as the "Bank Secrecy Act"), the Trading With the Enemy Act (50 U.S.C. § 1 et seq.) and Executive Order 13224 (effective September 24, 2001).

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"Applicable LIBOR Base Rate" means with respect to any Loan (i) during an Interest Period described in clause (a)(ii) of the definition thereof, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for (x) if such Loan is a Monthly Pay Loan, a one-month period or (y) if such Loan is a Quarterly Pay Loan, a three-month period or (ii) during an Interest Period described in clause (a)(i) of the definition thereof, based on the Interpolated Rate which corresponds to the time elapsed between the disbursement date of such Loan and the end of such Interest Period ("LIBOR") or, in each case, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion; (in each case the "LIBOR Screen Rate") at approximately 11:00 a.m. (London time), two (2) Business Days prior to (a) if such Loan is made during such Interest Period, the date such Loan was made or (b) otherwise, the commencement of such Interest Period; provided that if the LIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided, further, that if the LIBOR Screen Rate shall not be available at such time for such Interest Period (an "Impacted Interest Period") with respect to Dollars then the Applicable LIBOR Rate shall be the Interpolated Rate; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided, further, that commencing with the Interest Period, as applicable to each group of Same Designation Loans, immediately succeeding the Interest Period during which a LIBOR Replacement Amendment was passed, Applicable LIBOR Base Rate shall be deemed to equal the greater of (a) zero or (b) the Alternate Base Rate.

"Applicable LIBOR Rate" means, with respect to any Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the Applicable LIBOR Base Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

"Appropriate Accounting Principles" means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

"Asset Coverage" means the ratio, expressed as a percentage, of (a) the value of the total assets of the Borrower, less all liabilities and indebtedness of the Borrower not represented by Senior Securities (as such terms are defined in the Investment Company Act) to (b) the aggregate amount of Senior Securities (as such term is defined in the Investment Company Act) representing indebtedness of the Borrower after giving immediate effect to all Loans, determined on the basis of value calculated as of a time within forty-eight (48) hours (not including Sundays and holidays) next preceding the time of such determination.

"Average Dealer Determination" has the meaning assigned to such term in the definition of Market Value.

"Bail-In Action" means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution

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Authority in respect of any liability of an EEA Financial Institution.

"Bail-In Legislation" means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

"Base Rate Modifier" means a modifier applied to a reference or base rate in order to cause such rate to be comparable to one-month or three-month LIBOR, as applicable, which modifier is recognized or acknowledged as being the industry standard by the LSTA or the ARRC and which modifier may include an addition or subtraction to such unadjusted rate.

"Benefit Plan Investor" has the meaning specified in Section 4(r).

"Board" means the Board of Governors of the Federal Reserve System of the United States of America.

"Borrower" has the meaning assigned to such term in the preliminary statements hereto.

"Borrower Confidential Information" has the meaning specified in Section 8(n).

"Borrower Equity Interests" means, with respect to the Borrower, shares of capital stock of (or other ownership or profit interests in) the Borrower, all of the warrants, options or other rights for the purchase or acquisition from the Borrower of shares of capital stock of (or other ownership or profit interests in) the Borrower, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) the Borrower or warrants, rights or options for the purchase or acquisition from the Borrower of such shares (or such other interests), and all of the other ownership or profit interests in the Borrower (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

"Borrowing Notice" has the meaning specified in Section 2(b).

"Business Day" means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of New York or Paris, France and, if such day relates to any Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

"Capital-At-Risk" means the weighted average (measured based on the Market Value of each individual Eligible Collateral asset) of the Haircuts applicable to each individual Eligible Collateral; provided that (i) following a Re- categorization Event with respect to any Eligible Middle Market Loan Asset, the value of such Eligible Middle Market Loan Asset for purposes of this definition shall be the product of its Haircut (after giving effect to such Re-categorization Event) and its Market Value and (ii) the value of any Subject Asset for the purposes of this definition shall be the product of its Haircut and its Market Value, in each case, following the Agent's dispute of the Market Value of such Subject Asset as provided for in the definition of Market Value.

"Cash" means all cash denominated in Dollars (or any other currency acceptable to Agent in its sole discretion) held in a cash deposit account other than the Borrower's operating cash account and over which the Agent has a perfected security interest.

"Cash Equivalents" means:

(i)securities issued by, or directly and fully guaranteed or insured by, the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof), maturing (a) not more than one year from the date of acquisition, (b) more than one year and not more than three years from the date of acquisition or (c) more than three years and not more than ten years from the date of acquisition;

(ii)certificates of deposit, dollar time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with Société Générale or any domestic commercial bank having capital and surplus in excess of $500,000,000 and a rating at the time of acquisition thereof of "P-2" or better from Moody's or "A-2" or better from S&P

(iii)repurchase obligations for underlying securities of the types described in clauses (i) and (ii) above entered into with any financial institution meeting the qualifications specified in clause (ii) above;

(iv)commercial paper issued by a corporation (other than an Affiliate of the Borrower) rated at least "P-1" or higher from Moody's or "A-1" or higher from S&P, and in each case maturing within one year after the date of acquisition;

(v)securities issued and fully guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority thereof, rated at least "A2" by Moody's or at least "A" by S&P and in each case having maturities of not more than one year from the date of acquisition; and

(vi)money market funds provided that each such money market fund meets the requirements of the Securities and Exchange Commission Rule 2a-7 under the Investment Company Act;

provided that traded but not settled Broadly Syndicated Loan Asset sales shall be deemed Cash Equivalents when facing an Eligible Dealer.

"Change in Law" means (a) the adoption of any Law after the date of this Agreement, (b) any change in any Law or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or

(c)compliance by the Agent or the Lender with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, and

(y)the Dodd-Frank Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall in each case be deemed to be a "Change in Law", regardless of the date enacted, adopted or issued, unless the applicable Lender was required to comply with such request, rule, guideline or directive as of the Closing Date.

"Change of Management" means that the Investment Advisor (i) shall cease to be the investment advisor to the Borrower, unless the successor thereto is an Affiliate of the Investment Advisor or another entity consented to in writing by the Agent or (ii)(A) sell or otherwise dispose of all or substantially all of its assets unless the Agent has consented to the same in writing or (B) consolidate with or merge into any other Person, unless (1) it is the surviving entity, (2) the Agent has consented to the same in writing or (3) there is a consolidation or merger of the Investment Advisor into an Affiliate of BlackRock, Inc. (so long as such consolidation or merger does not constitute a "change of control" within the meaning of the Investment Company Act and such consolidation or merger, as the case may be, would not reasonably be expected to have a Material Adverse Effect).

"CLO Asset" means a security issued pursuant to a collateralized loan obligation.

"Closing Date" means the date on which the conditions in Section 3(a) have been satisfied.

"Code" means the Internal Revenue Code of 1986, as amended.

"Collateral" means any and all "Collateral", as defined in the Security Agreement.

"Collateral Requirement" means the requirement that:

(i) all material documents and instruments required by applicable Laws or reasonably requested by the Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents and perfect or record such Liens to the extent, and with the priority, required by the Security Agreement, shall have been filed, registered or recorded or delivered to the Agent for filing, registration or recording;

(ii)the Borrower shall have obtained all material consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting of the Liens granted by it thereunder; and

(iii)the Borrower shall have taken all other material action reasonably required by it under the Security Documents to perfect, register and/or record the Liens granted by it thereunder.

"Collections" means (a) all cash collections and other cash proceeds with respect to any Investment Asset, including, without limitation, (i) all scheduled payments of principal and principal prepayments and all guaranty payments and proceeds of any liquidations, sales, dispositions or securitizations, in each case, attributable to the principal of such Investment Asset, (ii) all scheduled payments of interest and payments of interest relating to principal prepayments, all guaranty payments attributable to interest and proceeds of any liquidations, sales, dispositions or securitizations attributable to interest on such Investment Asset, (iii) all amendment fees, late fees, waiver fees, prepayment fees (including call premiums, to the extent such call premiums are in excess of par), (iv) all Recoveries, (v) all insurance proceeds, (vi) all proceeds of any sale or

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disposition with respect to such Investment Asset, and (vii) all cash proceeds or other funds received by the Borrower with respect to any underlying collateral (including from any guarantors) and (b) all payments received pursuant to any Swap Contract.

"Commitment" means the obligation of the Lender to make Loans under this Agreement in an aggregate principal amount at any one time, which as of the Closing Date shall equal $150,000,000, as such Commitment may be increased pursuant to Section 2(q) or partially decreased from time to time.

"Commitment Fee" means the amount due and payable with respect to each Interest Period equal to the sum of the Daily Commitment Fees for all days (which shall mean for the avoidance of doubt the actual number of days) included in such Interest Period.

"Concentration Value" means the Aggregate Eligible Collateral Value; provided that, for the purposes of this definition, the proviso of the definition of Eligible Collateral shall not apply.

"Confidential Information" has the meaning specified in Section 8(n).

"Connection Income Taxes" means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

"Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 25% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

"Control Agreement" means (i) the Control Agreement, dated as of the date hereof, among the Borrower, the Agent and State Street Bank and Trust Company with respect to the Custody Account or (ii) any subsequent control agreement among the Borrower, the Agent and the applicable Custodian with respect to the Custody Account entered into in accordance with the terms of this Agreement.

"Core Qualified Jurisdictions" means Australia, Austria, Belgium, Canada, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, Luxembourg, Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, United Kingdom, United States.

"Custodian" means (i) State Street Bank and Trust Company, or its designee or nominee, acting in its capacity as custodian or (ii) any other custodian appointed in accordance with the terms of this Agreement.

"Custodian List" means the list in Exhibit C.

"Custody Account" has the meaning given such term in the Security Agreement, and shall include sub-accounts for each currency in which any Collateral is denominated. The

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Custody Account shall include any account otherwise satisfying this definition at a successor Custodian.

"Custody Agreement" means (i) that certain Master Custodian Agreement, dated as of December 31, 2018, among the Borrower, the other BlackRock entities party thereto and State Street Bank and Trust Company (as such Master Custodian Agreement has been amended by Amendment to Master Custodian Agreement, dated as of March 19, 2019, and as it may be further amended, restated, or otherwise supplemented and in effect from time to time) and/or (ii) any other custody agreement between the Borrower and a Custodian entered into in accordance with the terms of this Agreement.

"Daily Commitment Fee" means on any day (a) during the Ramp-up Period, an amount equal to the product of (i) the product of (A) 25 basis points and (B) the unused portion of the Commitment on such day and (ii) 1/360 and (b) thereafter, an amount equal to the product of (i) the sum of (x) the product of (A) 25 basis points and (B) the unused portion of the Commitment on such day and (y) the product of (A) 25 basis points and (B) the positive difference, if any, between the Minimum Commitment Usage Amount on such day and the Total Outstandings on such day and (ii) 1/360; provided that, for purpose of calculating the Daily Commitment Fee, the unused portion of the Commitment on any day shall equal the difference, if any, between the Commitment and the Total Outstandings.

"Debtor Relief Laws" means the Bankruptcy Code of the United States, if applicable, and all other liquidation, winding up, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

"Deemed Second Lien A Loan Asset" means a Deemed Second Lien Loan Asset that, as of any date of determination, has a Total Net Leverage Ratio less than or equal to 6.5x.

"Deemed Second Lien B Loan Asset" means a Deemed Second Lien Loan Asset that, as of any date of determination, has a Total Net Leverage Ratio greater than 6.5x but less than or equal to 7.5x.

"Deemed Second Lien C Loan Asset" means a Deemed Second Lien Loan Asset that, as of any date of determination, has a Total Net Leverage Ratio greater than 7.5x.

"Deemed Second Lien Loan Asset" means any commercial loan which would have constituted a FILO Loan Asset but for the fact that it fails to meet the requirement of sub-clause (y) in the definition thereof.

"Default" means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

"Default Rate" means, at any time, an interest rate equal to the interest rate (including any Spread) otherwise applicable to any Loan at such time plus 2% per annum, to the fullest extent permitted by applicable Laws; provided that if no Loan is outstanding at such time, the Default Rate shall be an interest rate equal to (i) the Alternative Interest Rate plus (ii) the Spread plus (iii) 2% per annum, to the fullest extent permitted by applicable Laws.

"Deferrable Loan Asset" means a commercial loan that by its terms permits the deferral or capitalization of payment of accrued and unpaid interest.

"Designated Base Rate" means the reference or base rate recognized or acknowledged as being the industry standard for leveraged loans (which recognition may be in the form of a press release, a member announcement, a member advice, letter, protocol, publication of standard terms or otherwise) by the Loan Syndication and Trading Association (LSTA) or the Alternative Reference Rates Committee (ARRC), in each case, including such successor organization, as applicable, which shall include a Base Rate Modifier (if any) recognized or acknowledged by the LSTA or the ARRC.

"Diversity Score" means, as of any day, a single number that indicates collateral concentration in terms of both issuer and industry concentration, calculated as set forth in Appendix V hereto, as such diversity scores shall be updated at the option of the Agent in its sole discretion if Moody's publishes revised criteria and the application of such revised criteria to this facility is necessary to avoid an increased regulatory capital charge for the Agent or its Affiliates that are Lenders hereunder.

"Dodd-Frank Act" means the Dodd-Frank Wall Street Reform and Consumer Protection Act signed into law on July 21, 2010, as amended.

"Dollar" and "$" mean lawful money of the United States.

"DTC" means The Depository Trust Company or any of its successors.

"Early Swap Contract Termination Event" has the meaning assigned to such term in Section 7(g).

"Early Termination Date" has the meaning assigned to such term in Section 2(h).

"EBITDA" means, with respect to any Relevant Test Period and any Investment Asset, the meaning of "EBITDA", "Adjusted EBITDA" or any comparable definition in the Underlying Instruments for each such Investment Asset. In any case that "EBITDA", "Adjusted EBITDA" or such comparable definition is not defined in such Underlying Instruments, an amount, for the related Obligor and any of its parents or Subsidiaries that are obligated with respect to such Investment Asset pursuant to its Underlying Instruments (determined on a consolidated basis without duplication in accordance with Appropriate Accounting Principles) equal to earnings from continuing operations for such period plus interest expense, income taxes, depreciation, amortization and, to the extent reported pursuant to the related Underlying Instruments and set forth on a related approval notice or otherwise approved by the Agent in its sole discretion, other non-cash charges that were deducted in determining earnings from continuing operations for such period and, to the extent approved by the Agent on an Investment Asset by Investment Asset basis, any other costs and expenses reducing earnings and other extraordinary non-recurring costs and expenses for such period (to the extent deducted in determining earnings from continuing operations for such period).

"EEA Financial Institution" means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution

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established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

"EEA Member Country" means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

"EEA Resolution Authority" means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

"Eligible Bond Asset" means (a) a Senior Unsecured Bond Asset with respect to which all of the criteria set forth in Appendix I were satisfied (or otherwise waived by the Agent in its sole discretion) on the date of acquisition by the Borrower, designated as such by the Agent in its sole discretion or (b) an Eligible Public Credit Asset.

"Eligible Broadly Syndicated Loan Asset" means a senior secured commercial loan, including a First Lien Loan Asset or a Second Lien Loan Asset, with respect to which (a) all of the applicable criteria set forth in Appendix I were satisfied (or otherwise waived by the Agent in its sole discretion) on the date of acquisition by the Borrower and (b) either (x) is a First Lien Loan Asset that has (1) an observable quote from at least three nationally recognized pricing services or brokers, (2) a purchase price (grossed up, if applicable for the amount of any original issue discount) above 95%, (3) an Obligor with, at the time of issuance, total indebtedness of $500,000,000 or more and (4) been made pursuant to Underlying Instruments governing the issuance of indebtedness having an aggregate principal amount (whether drawn or undrawn) of $300,000,000 or more; or (y) is designated as such by the Agent in its sole discretion.

"Eligible CLO Asset" means a security issued pursuant to a collateralized loan obligation (a) which all of the applicable criteria set forth in Appendix I were satisfied (or otherwise waived by the Agent in its sole discretion) on the date of acquisition by the Borrower and (b) is either (x)(1) not a middle market collateralized loan obligation note, (2) not a combination collateralized loan obligation note and (3) secured solely by loans (and not structured products or other bonds) or (y) designated as such by the Agent in its sole discretion.

"Eligible Collateral" means, collectively, Collateral consisting of (a) Eligible Broadly Syndicated Loan Assets, (b) Eligible CLO Assets, (c) Eligible Middle Market Loan Assets,

(d)Eligible Bond Assets (including Eligible Public Credit Assets), (e) all Cash (other than amounts set aside to cover unfunded commitments with respect to Variable Funding Loan Assets) and (f) all Cash Equivalents (other than Cash Equivalents set aside to cover unfunded commitments with respect to Variable Funding Loan Assets); in each case, to the extent held in the Custody Account and subject to a Perfected Lien in favor of the Agent and/or the Lender; provided, however, that (without duplication and calculated including Eligible Public Credit Assets solely in clauses (i), (ii) and (xi)):

(i)to the extent the Market Value of Eligible Collateral (other than Cash and Cash Equivalents) consisting of obligations issued by a single Obligor and its Affiliates exceeds 15% of the Concentration Value, such excess shall not constitute Eligible Collateral;

(ii)to the extent the Market Value of Eligible Collateral (other than Cash and Cash Equivalents) the Obligors of which are in the same

Moody's Industry Classification, exceeds 25% of the Concentration Value, such excess shall not constitute Eligible Collateral;

(iii)to the extent the Market Value of Eligible Collateral consisting of (A) Deferrable Loan Assets or (B) Variable Funding Loan Assets exceeds 15% of the aggregate Market Value of all Eligible Broadly Syndicated Loan Assets and Eligible Middle Market Loan Assets included in the Collateral, such excess shall not constitute Eligible Collateral;

(iv)(A) to the extent that the aggregate Market Value of Eligible Collateral consisting of obligations which individually have a Market Value (expressed as a percentage of par) below 80% exceeds 15% of the aggregate Market Value of all Eligible Broadly Syndicated Loan Assets and Eligible Middle Market Loan Assets included in the Collateral, such excess shall not constitute Eligible Collateral and (B) to the extent that the aggregate Market Value of Eligible Collateral consisting of obligations which individually have a Market Value (expressed as a percentage) below 40% exceeds 0% of the aggregate Market Value of all Eligible Broadly Syndicated Loan Assets and Eligible Middle Market Loan Assets included in the Collateral, such excess shall not constitute Eligible Collateral; provided that for purposes of attributing such excess to specific obligations, the Eligible Collateral with the lowest Market Value shall be deemed to form part of such excess;

(v)to the extent the Market Value of Eligible Collateral consisting of (A) Second Lien Loan Assets, (B) Deemed Second Lien Loan Assets or (C) without duplication Eligible Broadly Syndicated Loan Assets that are Second Lien Loan Assets that have a facility rating below "B-" by S&P, "B3" by Moody's or "B-" by Fitch exceeds 20% of the aggregate Market Value of all Eligible Broadly Syndicated Loan Assets and Eligible Middle Market Loan Assets included in the Collateral, such excess shall not constitute Eligible Collateral;

(vi)to the extent the Market Value of Eligible Collateral that is comprised of Eligible Middle Market Loan Assets consisting of (A) Unitranche Loan Assets (other than Unitranche A Loan Assets) or (B) FILO Loan Assets exceeds 50% of the aggregate Market Value of all Eligible Broadly Syndicated Loan Assets and Eligible Middle Market Loan Assets included in the Collateral, such excess shall not constitute Eligible Collateral;

(vii)to the extent the Market Value of Eligible Collateral with an Obligor that has a most recently calculated trailing twelve-month EBITDA of greater than $10,000,000 and less than $20,000,000 exceeds 15% of the aggregate Market Value of the aggregate Market Value of all Eligible Broadly Syndicated Loan Assets and Eligible Middle Market Loan Assets included in the Collateral, such excess shall not constitute Eligible Collateral;

(viii)to the extent the Market Value of Eligible Collateral which constitute Eligible Broadly Syndicated Loan Assets exceeds 25% of the

Concentration Value, such excess shall not constitute Eligible Collateral;

(ix)to the extent the Market Value of Eligible Collateral which constitute Eligible CLO Assets exceeds 15% of the Concentration Value, such excess shall not constitute Eligible Collateral;

(x)to the extent the Market Value of Eligible Collateral which constitute Eligible Middle Market Loan Assets exceeds 15% of the Concentration Value, such excess shall not constitute Eligible Collateral;

(xi)to the extent the Market Value of (x) any single asset (other than an asset described in the following proviso) constituting Eligible Collateral exceeds 5% of the Concentration Value, such excess shall not constitute Eligible Collateral; provided that with respect to any two obligations constituting Eligible Collateral in excess of all other obligations constituting Eligible Collateral, the extent the Market Value of such assets exceeds 10% of the Concentration Value, such excess shall not constitute Eligible Collateral;

(xii)to the extent the Market Value of Eligible Collateral that is comprised of Eligible Middle Market Loan Assets denominated in currencies other than Dollars exceeds 15% of the Concentration Value, such excess shall not constitute Eligible Collateral; and

(xiii)to the extent the Market Value of Eligible Collateral which constitute Eligible Broadly Syndicated Loan Assets or Eligible Middle Market Loan Assets with Obligors domiciled outside of the United States exceeds 15% of the aggregate Market Value of all Eligible Broadly Syndicated Loan Assets and Eligible Middle Market Loan Assets included in the Collateral, such excess shall not constitute Eligible Collateral.

In addition, Collateral will generally not be considered Eligible Collateral unless it complies with the criteria set forth on Appendix IV.

The Borrower may request that the Agent review middle market loan assets which do not satisfy the eligibility criteria. The Agent may approve such assets as "Eligible Collateral" in its sole discretion on a case by case basis and designate the applicable Haircut.

"Eligible Custodian" means an independent organization or entity organized and doing business under the laws of the United States of America or any state thereof, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least $200,000,000, subject to supervision or examination by federal or state authority, having a long term senior unsecured debt rating of at least "Baa1" by Moody's and at least "BBB+" by S&P and having an office within the United States. If such organization or entity publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this definition, the combined capital and surplus of such organization or entity shall be deemed to be its combined capital and surplus as set forth in its most recent published report of condition.

"Eligible Dealers" means each of the entities listed on Appendix II or any other nationally recognized broker/dealer at the Agent's sole discretion, provided that the Agent may

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exclude some of the broker/dealers on such Appendix II after prior notice to the Borrower in good faith and on a commercially reasonable basis.

"Eligible Middle Market Loan Asset" means a First Lien Loan Asset, a FILO Loan Asset, a Second Lien Loan Asset or a Unitranche Loan Asset (a) with respect to which all of the applicable criteria set forth in Appendix I were satisfied (or otherwise waived by the Agent in its sole discretion) on the date of acquisition by the Borrower and (b) either (x) is a First Lien A Loan Asset or a Unitranche A Loan Asset, having EBITDA adjustments representing no more than 20% of its EBITDA, and presented at a time where the Facility has a Diversity Score equal to or greater than 8 or (y) designated as such by the Agent in its sole discretion.

"Eligible Obligor" means, on any date of determination, any Obligor that:

(i)is a business organization (and not a natural person) duly organized and validly existing under the laws of its jurisdiction of organization;

(ii)is a legal operating entity, holding company or special purpose entity;

(iii)has not entered into the related Loan Asset primarily for personal, family or household purposes;

(iv)other than in the case of an Eligible Bond Asset, is not a Governmental Authority;

(v)is not an Affiliate of the Borrower;

(vi)is not a Sanctioned Person; and

(vii)is not in an insolvency proceeding.

"Eligible Public Credit Asset" means a Senior Unsecured Bond Asset with respect to which the related Obligor is a Governmental Authority.

"Enterprise Value" means, with respect to any Investment Asset as of its origination date, the meaning of "Enterprise Value" or any comparable definition in the Underlying Instruments for such Investment Asset. In case that "Enterprise Value" or such comparable definition is not defined in such Underlying Instruments, an amount, for the related Obligor and any of its parents or Subsidiaries that are obligated with respect to such Investment Asset pursuant to its Underlying Instruments (determined on a consolidated basis without duplication in accordance with Appropriate Accounting Principles) equal to (A) if there is an observable public price for the common stock of such Obligor or the value of the equity capital of the Obligor can be established based on available acquisition price or paid-in capital contribution by a sponsoring investor, the sum of (x) the outstanding principal amount of any indebtedness of such Obligor, (y) the outstanding principal amount of any preferred stock issued by such Obligor and (z) the market value of such Obligor's common stock or (B) otherwise, (x) the product of (A) the trailing-twelve-months EBITDA with respect to such Obligor and (B) a multiple as reasonably determined by the Borrower based on known enterprise value/EBITDA multiples for businesses in the same industry or otherwise with similar characteristics to those of the related Obligor plus (y) the unrestricted cash of such Obligor on such date.

"Equity Security" means (i) any equity security or any other security that is not eligible for purchase by the Borrower as an Investment Asset, (ii) any security purchased as part of a "unit" with an Investment Asset and that itself is not eligible for purchase by the Borrower as an Investment Asset, and

(iii)any obligation that, at the time of commitment to acquire such obligation, was eligible for purchase by the Borrower as an Investment Asset but that, as of any subsequent date of determination, no longer is eligible for purchase by the Borrower as an Investment Asset, for so long as such obligation fails to satisfy such requirements.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

"ERISA Affiliate" means any corporation or trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code (or Sections 414(m) or (o) of the Code for purposes of provisions relating to Section 412 of the Code).

"EU Bail-In Legislation Schedule" means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

"Event of Default" has the meaning specified in Section 7.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Excluded Taxes" means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes,

(b)in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which

(i)such Lender acquires such interest in the Loan or Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2(n), amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient's failure to comply with Section 2(n)(vi) and (d) any Taxes imposed under FATCA.

"Facility" means the credit facility contemplated by this Agreement.

"FATCA" means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

"Federal Funds Rate" for any day, means the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such

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transactions received by the Agent from three federal funds brokers of recognized standing selected by it.

"Fee Letter" means that certain Fee Letter, dated as of the date hereof, between the Borrower and the Agent.

"FILO A Loan Asset" means a FILO Loan Asset that, as of any date of determination, has an LTV of less than or equal to 60% and Total Net Leverage Ratio less than or equal to 5.5x.

"FILO B Loan Asset" means a FILO Loan Asset that is not a FILO A Loan Asset and, as of any date of determination, has an LTV less than or equal to 75% and Total Net Leverage Ratio less than or equal to 6.5x.

"FILO C Loan Asset" means a FILO Loan Asset that is not a FILO A Loan Asset or a FILO B Loan Asset and, as of any date of determination, has Total Net Leverage Ratio less than or equal to 7.0x, provided that any FILO Loan Asset that would have constituted a FILO A Loan Asset or a FILO B Loan Asset but for the fact that it fails to meet the provisions thereto with respect to LTV shall constitute a FILO C Loan Asset.

"FILO D Loan Asset" means a FILO Loan Asset that is not a FILO A Loan Asset, a FILO B Loan Asset, or a FILO C Loan Asset and, as of any date of determination, has Total Net Leverage Ratio less than or equal to 7.5x.

"FILO E Loan Asset" means a FILO Loan Asset that, as of any date of determination, is not a FILO A Loan Asset, FILO B Loan Asset, FILO C Loan Asset or FILO D Loan Asset.

"FILO Loan Asset" means a commercial loan that (x) would have constituted a First Lien Loan Asset but for the fact that, at any time prior to and/or after an event of default under the related loan agreement of such loan, will be paid after one or more tranches of First Out Loan Assets issued by the same Obligor have been paid in full in accordance with a specified waterfall or other priority of payments and (y) the total size of First Out Loan Assets repayable ahead of the FILO Loan Asset shall be less than 25% of the sum of the sizes of such First Out Loan Assets and such FILO Loan Asset.

"First Lien A Loan Asset" means a First Lien Loan Asset that, as of any date of determination, has a Senior Net Leverage Ratio less than or equal to 4.5x.

"First Lien B Loan Asset" means a First Lien Loan Asset that, as of any date of determination, has a Senior Net Leverage Ratio greater than 4.5x but less than or equal to 5.0x.

"First Lien C Loan Asset" means a First Lien Loan Asset that, as of any date of determination, has a Senior Net Leverage Ratio greater than 5.0x but less than or equal to 5.5x.

"First Lien D Loan Asset" means a First Lien Loan Asset that, as of any date of determination, has a Senior Net Leverage Ratio greater than 5.5x but less than or equal to 6.5x.

"First Lien E Loan Asset" means a First Lien Loan Asset that, as of any date of determination, is not a First Lien A Loan Asset, First Lien B Loan Asset, First Lien C Loan Asset or First Lien D Loan Asset.

"First Lien Loan Asset" means a commercial loan that

(i)is not (and is not expressly permitted by its terms to become) subordinate in right of payment to any obligation of the Obligor in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings, (ii) is secured by a pledge of collateral, which security interest is

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validly perfected and first priority under applicable law (subject to liens permitted under the applicable credit agreement that are reasonable for similar loans, and liens accorded priority by law in favor of any Governmental Authority), (iii) the Borrower determines in good faith that the value of the collateral for such loan or the enterprise value securing the loan on or about the time of acquisition equals or exceeds the outstanding principal balance of the loan plus the aggregate outstanding balances of all other loans of equal or higher seniority secured by a first priority Lien over the same collateral and (iv) has subordinated debt (below the first lien position) and the principal amount of such subordinated debt is at least 15% of the total principal amount of the outstanding debt of the Obligor.

"First Out Loan Asset" means any First Lien Loan Asset that, in any bankruptcy, reorganization, arrangement, insolvency, moratorium, post-event of default scenario or liquidation proceedings, is senior in right of payment to (and documented under the same Underlying Instruments as) a FILO Loan Asset to the same Obligor.

"Fitch" means Fitch, Inc. (or its successors in interest).

"Foreign Lender" means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

"Full Cure" means the execution of the related Prepayment Plan or prepayment of Loans such that, immediately after giving effect to such actions, there is no Margin Deficiency.

"Governmental Authority" means any nation or government, any state or other political subdivision thereof or any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

"Guarantee" means, as to any Person, (i) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness, Contractual Obligations, Swap Contracts or other obligation payable or performable by another Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (A) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, Contractual Obligations, Swap Contracts or other obligation,

(B)to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness, Contractual Obligations, Swap Contracts or other obligation of the payment or performance of such Indebtedness, Contractual Obligations, Swap Contracts or other obligation, (C) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness, Contractual

Obligations, Swap Contracts or other obligation, or

(D)entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness, Contractual Obligations, Swap Contracts or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (ii) any Lien on any assets of such Person securing any Indebtedness, Contractual Obligations, Swap Contracts or other obligation of any other Person, whether or not such

Indebtedness, Contractual Obligations, Swap Contracts or other obligation is assumed by such Person; provided that the term Guarantee shall not include (a) any endorsement for collection or deposit in the ordinary course of business or (b) customary indemnification agreements entered into the ordinary course of business provided that such indemnification obligations are unsecured, such Person has determined that any liability thereunder is remote and such indemnification obligations are not the functional equivalent of the guaranty of a payment obligation of the primary obligor. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term "Guarantee" as a verb has a corresponding meaning.

"Haircut" means for any Eligible Collateral, the applicable percentage set forth on Appendix III; provided that the Agent, in its reasonable discretion, may decide to adjust the Haircut applicable to any Eligible Collateral on a case-by- case basis and, prior to such adjustment, shall provide the Borrower with a written explanation of any such Haircut adjustment.

"Impacted Interest Period" has the meaning given to such term in the definition of Applicable LIBOR Base Rate.

"Indebtedness" means, as to any Person at any time, without duplication, any of the following: (i) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements, repurchase agreements or other similar instruments, (ii) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts arising in the ordinary course of business and payable in accordance with customary practices), (iii) all obligations of such Person as lessee which are or should be capitalized in accordance with Appropriate Accounting Principles, (iv) all indebtedness (excluding prepaid interest thereon) of others secured by a Lien on any asset owned by such Person, whether or not such indebtedness shall have been assumed or guaranteed by such Person, (v) all obligations of such Person under guarantees, all obligations to reimburse the issuer in respect of letters of credit under performance or surety bonds, or other similar obligations, (vi) all obligations of such Person in respect of judgments, (vii) all obligations of such Person in respect of banker's acceptances and under reverse repurchase agreements and (viii) all obligations of such Person that are "Senior Securities" (as such term is defined in the Investment Company Act); provided that "Indebtedness" shall not include Permitted Payments, Permitted Event of Default Payments or any fees due under the Advisory Agreement or any Sub-Advisory Agreement that may otherwise constitute indebtedness.

"Indemnified Taxes" means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Transaction Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

"Indemnitee" has the meaning specified in Section 8(f).

"Information Package" means, with respect to each asset constituting Eligible Collateral, the following information to the extent available: (i) legal Borrower name, detailed legal term-sheet and up to date legal documentation; (ii) most recent due diligence reports (including domicile of Obligor); (iii) most recent Investment Advisor investment committee memo; (iv) most recent two (2) years of detailed audited financials of the related Obligor; (v) most recent company forecast with capital expenditure plans, if any; (vi) most recent shareholding pattern and details of management team, (vii) details of outstanding banking facilities and debt maturity schedule and (viii) such other information reasonably available to the Borrower as the Agent may reasonably request.

"Interest Coverage Ratio" means with respect to any Investment Asset for any Relevant Test Period, either (a) the meaning of "Interest Coverage Ratio" or comparable definition set forth in the Underlying Instruments for such Investment Asset, or (b) in the case of any Investment Asset with respect to which the related Underlying Instruments do not include a definition of "Interest Coverage Ratio" or comparable definition, the ratio of (i) EBITDA to (ii) cash interest expense of such Obligor as of such Relevant Test Period, as calculated by the Investment Advisor in good faith using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor in accordance with the requirements of the Underlying Instruments.

"Interest Period" means (a) as to each Loan (i) initially, the period commencing on the date such Loan is disbursed and ending on the next succeeding Rollover Date applicable pursuant to the definition thereto to such Loan and (ii) thereafter, each period commencing on the first day following the preceding Interest Period and ending on the next succeeding Rollover Date applicable pursuant to the definition thereto to such Loan and (b) as to the Commitment Fee, (i) initially, the period commencing on the Closing Date and ending on the next succeeding Rollover Date applicable pursuant to the definition thereto to such Commitment Fee and (ii) thereafter, each period commencing on the first day following the preceding Interest Period and ending on the next succeeding Rollover Date applicable pursuant to the definition thereto to such Commitment Fee; provided that any Interest Period that would otherwise end after the Maturity Date shall end on the Maturity Date.

"Interpolated Rate" means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBOR Screen Rate) determined by the Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBOR Screen Rate for the longest period (for which such LIBOR Screen Rate is available for Dollars) that is shorter than the Impacted Interest Period; and (b) the LIBOR Screen Rate for the shortest period (for which that LIBOR Screen Rate is available for Dollars) that exceeds the Impacted Interest Period, in each case, at such time.

"Investment" means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (i) the purchase or other acquisition of capital stock or other securities of another Person, (ii) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or

(iii)the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.

"Investment Advisor" means BlackRock Advisors, LLC, a Delaware limited liability company, solely in its capacities and activities specifically related to the Borrower.

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"Investment Asset" means any Loan Asset, any CLO Asset or any bond asset (including Senior Unsecured Bond Asset).

"Investment Company Act" means the United States Investment Company Act of 1940, as amended.

"Investment Policies and Restrictions" means, with respect to the Borrower, the provisions dealing with investment objectives, investment policies, and investment restrictions, as set forth in the Offering Documents, as supplemented by any registration statement of the Borrower, as such provisions may be supplemented, amended or modified as authorized by the Board of Trustees of the Borrower and as permitted under this Agreement.

"IRS" means the Internal Revenue Service.

"Laws" means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders and directed duties of any Governmental Authority, in each case whether or not having the force of law.

"Lender" has the meaning assigned to such term in the preliminary statements hereto.

"Lender Confidential Information" has the meaning specified in Section 8(n).

"LIBOR" has the meaning specified in the definition of Applicable LIBOR Base Rate.

"LIBOR Replacement Amendment" means an amendment to change the base rate component of the interest rate applicable to a Loan from LIBOR to an alternate base rate (the "Alternate Base Rate") and to make such other amendments as are necessary or advisable in the commercially reasonable judgment of the Borrower to facilitate such change; provided that (A) such modifications are being undertaken due to (or the Borrower has a reasonable expectation of) (1)(x) a material disruption to LIBOR, (y) a change in the methodology of calculating LIBOR or (z) LIBOR ceasing to be reported on the Reuters Screen,

(B)such alternative base rate component of the interest rate applicable to the Loan is the Designated Base Rate and (C) the consent of the Agent must be obtained with respect to such LIBOR Replacement Amendment; provided, further, that any LIBOR Replacement Amendment shall specify procedures for the calculation and reporting of the Alternate Base Rate for the Agent.

"LIBOR Screen Rate" has the meaning given to such term in the definition of Applicable LIBOR Base Rate.

"Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

"Loan" has the meaning specified in Section 2(a).

"Loan Asset" means any commercial loan which (a) is acquired by the Borrower and (b) is issued or made pursuant to an Underlying Instrument.

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"LTV" means, with respect to any Investment Asset as of its origination date, the meaning of "LTV" or any comparable definition in the Underlying Instruments for such Investment Asset. In case that "LTV" or such comparable definition is not defined in such Underlying Instruments, a ratio of (i) the total indebtedness of the related Obligor that ranks senior to or pari passu with such Investment Asset divided by (ii) the Enterprise Value of the related Obligor.

"Margin Deficiency" means, at any time of determination, that the Advance Rate exceeds the Maximum Advance Rate.

"Margin Stock" has the meaning specified in Regulation

U.

"Market Value" means, as of any day of determination in respect of any asset of the Borrower, the value of such asset computed in the manner as such value is required to be computed by the Borrower in accordance with the valuation policies and procedures adopted by the Borrower's Board of Trustees and applicable Laws, including, without limitation, the Investment Company Act; provided that: (a) the Market Value of any asset shall be net of the Borrower's liabilities relating thereto, including without limitation all of the Borrower's obligations to pay any unpaid portion of the purchase price thereof, and (b) when calculating the "Market Value" of any asset, the Borrower shall calculate such value daily in good faith using one of the following procedures: (i) a quotation received from a Pricing Service, (ii) a quotation received from an independent dealer selected by the Borrower making a market in such security, (iii) the closing price thereof established on a public trading market or, in the absence of such closing price, the last traded price prior to valuation or, in the absence of any sales, the last bid (long positions) or ask (short positions) price or, in the absence of any bid or ask price, the previous day's price, or (iv) solely to the extent none of the procedures set forth in any of (i), (ii) or

(iii)of this paragraph (b) is readily available on the relevant date of determination, a fair valuation determination in accordance with the valuation policies and procedures adopted by the Board of Trustees of the Borrower; provided that for any asset which is not valued pursuant to (i), (ii), (iii) or (iv) above, the Market Value of such asset shall be deemed zero for purposes of this definition; provided, further, that the Market Value of any Eligible Middle Market Loan Asset valued pursuant to clause (iv) above shall be the value assigned to such Eligible Middle Market Loan Asset by the Pricing Service referred to in Section 5(b)(xiv) until delivery of a new valuation report from such Pricing Service or the adjustment of such value for purposes of the Borrower's Net Asset Value; provided, further, that prior to the delivery of the first valuation report for such Eligible Middle Market Loan Asset, the Market Value thereof shall be the value of such Eligible Middle Market Loan Asset for purposes of the Borrower's Net Asset Value.

If the Agent does not agree with the determination of Market Value pursuant to clause (iv) above (the "Original Determination") with respect to any asset of the Borrower (the "Subject Asset") it may (within three (3) Business Days of its receipt of the Original Determination) dispute such Market Value by notifying the Borrower (in reasonable detail) of its material reasons for such disagreement. Upon delivery of such notice to the Borrower, the Borrower shall use best efforts to resolve such dispute, including, if advisable, by submitting a revised Market Value for the Subject Asset. If the Agent continues to dispute such Market Value for the Subject Asset after three (3) Business Days of the Borrower's notification of such dispute: (i) the Agent may amend the Haircut for the Subject Asset in its reasonable discretion or (ii) Borrower may provide at least two (2) firm, executable bids for the full principal balance of the Subject Asset from Eligible Dealers within one (1) Business Day following the termination of such three (3) Business Day period, and, upon receipt of such bids, the average of such bids (the "Average Dealer Determination") shall be the Market Value of the Subject Asset. If the Agent or the Borrower does not agree to use the Average Dealer Determination and the Agent does not exercise its rights to amend the Haircut, the Agent and the Borrower shall each select an Eligible Dealer and such Eligible Dealers shall agree within three (3) Business Days on another Eligible Dealer (such other dealer, the "Substitute Calculation Agent"). The Substitute Calculation Agent shall provide a determination of the Market Value of the Subject Asset based on bid prices (the "Substitute Determination") and the Substitute Determination shall be the Market Value of the Subject Asset. If the Substitute Determination is used as the Market Value of the Subject Asset, the Borrower and the Agent agree that the methodology applied by the Substitute Calculation Agent shall be used in principle for future determinations of the Market Value of the Subject Asset.

"Material Adverse Effect" means, other than as the result of changes in the market value of the Borrower's assets or liabilities, (a) a material adverse change in the business, assets, operations or financial condition of the Borrower; (b) a material impairment of the ability of the Borrower to perform its obligations under the Transaction Documents to which it is a party, when taken as a whole; (c) a material adverse change in the rights or remedies of the Agent (including in its capacity as the collateral agent under any Security Document) or the Lender under the Transaction Documents, when taken as a whole; or (d) a change in the legality, validity, binding effect or enforceability of the Transaction Documents as it pertains to the Borrower, when taken as a whole.

"Material Default" has the meaning assigned to such term in Section 2(g).

"Material Modification" means (a) any amendment, waiver, modification or supplement of any Eligible Collateral which:

(i)reduces or forgives any or all of the principal amount or non-default interest due under such Eligible Collateral;

(ii)extends or delays the stated maturity date for such Eligible Collateral; provided that such amendment, waiver, modification or supplement shall not be a Material Modification if (i) immediately after giving effect thereto the weighted average life of such Eligible Collateral is not more than 0.50 years higher than the weighted average life of such Eligible Collateral immediately prior to such amendment, waiver, modification or supplement and such amendment, waiver, modification or supplement is not made for credit-related reasons and (ii) the Borrower shall have certified to the Agent in writing (including by email) that it reasonably believes that such extension or delay was not undertaken for the purpose of avoiding, delaying, or waiving the occurrence or continuance of, a payment default with respect to such Eligible Collateral;

(iii)increases the advance rate for such Eligible Collateral by more than ten percentage points;

(iv)waives one or more interest payments, permits any interest due in cash to be deferred or capitalized and added to the principal amount of such Eligible Collateral (unless the facility permitted interest to be deferred or capitalized at the time the Eligible Collateral was purchased), or reduces the spread or coupon with respect to such Eligible Collateral;

(v)substitutes, alters or releases the underlying collateral securing such Eligible Collateral and any such substitution, alteration or release, as determined in the reasonable discretion of the Agent, materially and adversely affects the value of such Eligible Collateral; provided that the foregoing shall not apply to any release in conjunction with a relatively contemporaneous disposition by the related Obligor accompanied by a mandatory reinvestment of net proceeds or mandatory repayment of the related loan facility with the net proceeds, each such reinvestment or repayment in an amount and manner required pursuant to the related loan facility;

or (b) any other type of amendment, waiver, modification or supplement with respect to a particular Eligible Collateral that is specified to Borrower by the Agent in writing and is reasonably acceptable to the Borrower in its discretion as a "Material Modification".

"Maturity Date" means the earlier of (x) the Scheduled Maturity Date and (y) the termination of the Commitment pursuant to this Agreement.

"Maximum Advance Rate" means the lesser of (a) 65% and (b) 100% minus the Capital-At-Risk.

"Maximum Amount" means, as at any date of determination, an amount equal to the least of:

(a)the maximum amount of Indebtedness that the Borrower would be permitted to incur pursuant to applicable Law, including the Investment Company Act;

(b)the maximum amount of Indebtedness that the Borrower would be permitted to incur pursuant to the limitations on borrowings adopted by the Borrower in its Offering Documents or elsewhere; or

(c)the maximum amount of Indebtedness that the Borrower would be permitted to incur pursuant to any agreements with any Governmental Authority;

in each case, as in effect at the time of determination.

"Maximum Rate" has the meaning assigned to such term in Section 8(p).

"Middle Market Loan Report" means a report substantially in the form of Exhibit D.

"Minimum Commitment Usage Amount" means, the product of the Commitment and 50%.

"Monthly Pay Loan" means a Loan designated by the Borrower on the related Borrowing Notice as a "Monthly Pay Loan".

"Moody's" means Moody's Investors Service, Inc. (or its successors in interest).

"Moody's Industry Classification" means the industry classifications set forth in Appendix VI hereto (with the determination of an industry classification for a particular Investment Asset being determined in accordance with the classifications therein or as otherwise agreed by the Agent), as such industry classifications shall be updated at the option

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of the Agent in its sole discretion if Moody's publishes revised industry classifications and the application of such revised industry classifications to this facility is necessary to avoid an increased regulatory capital charge for the Agent or its Affiliates that are Lenders hereunder.

"Multiemployer Plan" means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or has any liability (contingent or otherwise).

"Net Asset Value" means the net asset value of the Borrower calculated in accordance with the methodology set out in the valuation policies and procedures adopted by the Board of Trustees of the Borrower from time to time in accordance with the Investment Company Act and the rules and regulations thereunder.

"Non-Recourse Person" has the meaning assigned to such term in Section 8(aa).

"Obligations" means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Transaction Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

"Obligor" means, collectively, each Person obligated to make payments under an Underlying Instrument, including any guarantor thereof.

"Offering Documents" means, for any Person, such Person's then-current registration statement or prospectus, or other similar offering documents.

"Organization Documents" means, (i) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (ii) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (iii) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

"Original Determination" has the meaning assigned to such term in the definition of Market Value.

"Other Connection Taxes" means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Loan or Transaction Document).

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"Other Currency" has the meaning assigned to such term in Section 8(w).

"Other Taxes" means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

"Participant Register" has the meaning specified in Section 8(h).

"Payee" has the meaning assigned to such term in Section 8(w).

"Pension Plan" means any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or has any liability (contingent or otherwise).

"Perfected Lien" means first priority perfected Lien, subject only to Permitted Liens.

"Permitted Derivatives" means (a) transactions involving cleared interest rate swaps, swaptions, credit default swaps, credit default swap index, reverse repurchase agreements and options under the credit default swap index, and (b) other transactions pursuant to Swap Contracts, in each case of sub-clauses (a) and (b), entered into pursuant to transactions entered into by the Borrower in compliance with the Investment Policies and Restrictions.

"Permitted Event of Default Payment" has the meaning specified in Section 6(f).

"Permitted Lien" means (a) Liens held by a Custodian under the applicable Custody Agreement at the priority level permitted by the applicable Control Agreement; (b) Liens created under the Security Documents; (c) Liens imposed by Law for taxes that are not yet due or are being contested in good faith by appropriate proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves in conformity with Appropriate Accounting Principles have been set aside for the payment thereof; (d) Liens securing judgments for the payment of money to the extent such judgments do not constitute an Event of Default under Section 7(i) or to the extent such judgments are being contested in good faith; (e) Liens imposed by Law created in the ordinary course of business for which adequate reserves in conformity with Appropriate Accounting Principles have been set aside (i) securing amounts not yet due or (ii) which are being contested in good faith and by appropriate proceedings which stay the enforcement thereof, (f) Liens related to or on behalf of (A) Permitted Payments or Permitted Event of Default Payments or (B) derivatives or Swap Contracts by the counterparty thereto; provided that such derivatives or Swap Contracts are (1) made on terms that are customary for transactions of their type and (2) subject to the Agent's reasonable consent, which may be conditioned on reasonable amendments to the Transaction Documents, (g) Liens held by or on behalf of the Borrower in relation to any secured financing constituting Collateral and (h) Liens securing Indebtedness permitted under Section 6(b).

"Permitted Payment" means (i) any dividends or other distributions declared by the Borrower's Board of Trustees in accordance with the distribution policy described in the Borrower's current Offering Documents, (ii) distributions on account of the Borrower's dividend reinvestment plan described in the Borrower's current Offering Documents, and

(iii)any payment of repurchase proceeds necessary for the Borrower to comply with its Investment Policies and Restrictions to make periodic repurchase offers in accordance with Rule 23c-3 of the Investment Company Act, as described in the Borrower's current Offering Documents.

"Permitted Withdrawal Basket" has the meaning assigned to such term in Section 2(g).

"Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

"Plan" means any "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

"Prepayment Plan" has the meaning assigned to such term in Section 2(f).

"Pricing Service" means Lincoln or any other pricing service approved by the Borrower's Board of Trustees in accordance with the Borrower's valuation policies and procedures adopted by the Borrower's Board of Trustees.

"Projections" has the meaning specified in Section 4(o).

"Quarterly Pay Loan" means a Loan designated by the Borrower on the related Borrowing Notice as a "Quarterly Pay Loan".

"Ramp-up Period" means the period from and including the Closing Date to the twelve-month anniversary of the Closing Date.

"Rating Agencies" means Moody's, S&P and Fitch.

"Re-categorization Event" means, with respect to any Eligible Middle Market Loan Asset, (i) a payment default (after all applicable cure periods) of interest or principal or other debt obligation that is senior or pari passu to such Eligible Middle Market Loan Asset; (ii) an event of default under its Underlying Instrument; (iii) the Borrower places such Eligible Middle Market Loan Asset on non-accrual status; (iv) a Material Modification is made and such Material Modification has not been approved by the Agent in its reasonable discretion; (v) a waiver, extension, deferment or postponement of any payment; (vi) failure of the related Obligor to timely deliver the financial reporting package subject to applicable grace periods in the Underlying Instruments; (vii) the Senior Net Leverage Ratio increases by 0.5x (compared to such ratio on the later of (a) the date on which the Borrower received an approval notice from the Agent with respect to and purchased such Eligible Middle Market Loan Asset and (b) the date of the last Re-categorization Event, if applicable, with respect to such Eligible Middle Market Loan Asset) and such Senior Net Leverage Ratio is above 4.0x; or (viii) the Interest Coverage Ratio decreases by 20% (compared to such ratio on the later of (a) the date on which the Borrower received an approval notice from the Agent with respect to and purchased such Eligible Middle Market Loan Asset and (b) the date of the last Re-categorization Event, if applicable, with respect to such Eligible Middle Market Loan Asset) and such Interest Coverage Ratio is below 1.5x; provided that (i) the Borrower will promptly notify the Lender upon becoming aware of a Re- categorization Event with respect to an Eligible Middle Market Loan Asset and (ii) after the delivery of a notice referenced in

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the preceding clause (i), the Borrower and the Lender will engage in the Re-categorization Resolution Process; provided, further, that any Middle Market Loan Assets that are Eligible Collateral shall remain Eligible Collateral notwithstanding the occurrence of a Re-categorization Event.

"Re-categorization Resolution Process" means, that

(i)the Lender, prior to applying a Haircut for an Eligible Middle Market Loan Asset subject to a Re-categorization Event other than the Haircut for such Eligible Middle Market Loan Asset set forth on Appendix III after giving effect to such Re- categorization Event, shall in good faith discuss with the Borrower an analysis for determining an adjusted Haircut for such Eligible Middle Market Loan Asset and the Lender and the Borrower shall mutually agree upon an adjusted Haircut for such Eligible Middle Market Loan Asset, which shall be memorialized by the Lender in a written explanation delivered to the Borrower as would otherwise be required for a Haircut adjustment, and (ii) if the Lender and the Borrower are unable to mutually agree upon any such adjusted Haircut desired by the Lender for an Eligible Middle Market Loan Asset subject to a Re-categorization Event within five (5) Business Days of the Lender's receipt of the notice referenced in the first proviso of the definition of "Re-categorization Event", the Haircut for such Eligible Middle Market Loan Asset shall automatically be deemed to be the Haircut on Appendix III applicable to the relevant type of Eligible Middle Market Loan Asset that is two

(2) levels below the level applicable to such Eligible Middle Market Loan Asset after giving effect to the Re-categorization Event triggering the Re-categorization Resolution Process for such Eligible Middle Market Loan Asset (e.g., a First Lien B Loan Asset would receive the Haircut for a First Lien D Loan Asset); provided that, for the avoidance of doubt, (i) the Market Value of any Eligible Middle Market Loan Asset subject to a Haircut adjustment in accordance with the foregoing shall not be adjusted and (ii) any Haircut determined in accordance with the foregoing shall (A) only apply to the applicable Eligible Middle Market Loan Asset and not to any other Eligible Middle Market Loan Assets in the same category of Eligible Collateral, (B) not be applied until the completion of the Re-categorization Resolution Process and

(C) take into account any prior adjustments to the Haircut of such Eligible Middle Market Loan Asset unrelated to such Re- categorization Event for the purposes of determining the levels referred to in clause (ii) above.

"Recipient" means (a) the Agent or (b) the Lender, as applicable.

"Recoveries" means, as of the time any underlying collateral with respect to any defaulted Investment Asset is sold, discarded or abandoned or otherwise determined to be fully liquidated by the Borrower, the proceeds from the sale of the underlying collateral, the proceeds of any related insurance policy, any other recoveries with respect to such Investment Asset, as applicable, the underlying collateral, and amounts representing late fees and penalties, net of any amounts received that are required under such Investment Asset, as applicable, to be refunded to the related Obligor.

"Register" has the meaning specified in Section 8(i).

"Registered" means, with respect to any registration-required obligation within the meaning of Section 163(f)(2) of the Code, a debt obligation that was issued after July 18, 1984 and that is in registered form within the meaning of Section 5f.103-1(c) of the Treasury Regulations.

"Regulation U" means Regulation U issued by the Board of Governors of the Federal Reserve System of the United States.

"Regulation X" means Regulation X issued by the Board of Governors of the Federal Reserve System of the United States.

"Regulatory Event" means, following written notice from the Agent in its sole reasonable discretion, (i) any final, non- appealable adverse determination made by the Securities and Exchange Commission or any other Governmental Authority for a material violation or material breach of Law (including, without limitation, the Investment Company Act) by the Borrower or the Investment Advisor or (ii) the revocation, suspension or termination of any license, permit or approval held by the Borrower or the Investment Advisor that is necessary for the conduct of the Borrower's business.

"Related Parties" with respect to any Person, means such Person's Affiliates and the directors, officers, employees, partners, agents, trustees, administrators, managers, advisors and representatives of it and its Affiliates.

"Related Property" means, with respect to an Investment Asset, any property or other assets designated and pledged or mortgaged as collateral to secure repayment of such Loan Asset, including, without limitation, mortgaged property and/or a pledge of the stock, membership or other ownership interests in the related Obligor or its subsidiaries and all proceeds from any sale or other disposition of such property or other assets.

"Relevant Test Period" means with respect to any Investment Asset, the relevant test period for the calculation of Senior Net Leverage Ratio, Total Net Leverage Ratio, Interest Coverage Ratio or EBITDA as applicable, for such Investment Asset in accordance with the related Underlying Instruments or, if no such period is provided for therein, each period of the last four (4) consecutive fiscal quarters of the principal Obligor on such Investment Asset for which financial statements were required to have been delivered under the related Underlying Instruments; provided that with respect to any Investment Asset for which the relevant test period is not provided for in the related Underlying Instruments, if an Obligor is a newly formed entity as to which twelve (12) consecutive calendar months have not yet elapsed, "Relevant Test Period" shall initially include the period from the date of formation of such Obligor to the later of (a) the most recently ended quarter and (b) the end of the fourth (4th) fiscal quarter from the date of formation, and shall subsequently include each period of the last four (4) consecutive reported fiscal quarters of such Obligor, as adjusted in a reasonable manner for such quarterly build up.

"Representatives" has the meaning specified in Section 8(n).

"Responsible Officer" of a Person means its chief executive officer or its chief financial officer (whether or not the Person performing such duties is so designated) or any authorized designee thereof.

"Rollover Date" means (x) as to each Monthly Pay Loan,

(A)the fifteenth (15th) day of the calendar month immediately succeeding the calendar month in which such Loan was disbursed or (B) the fifteenth (15th) day of the calendar month succeeding the calendar month in which the preceding Rollover Date falls; provided that if any such day established in sub-clause (A) or (B) of clause (x) above is not a Business Day, "Rollover Date" shall mean the immediately succeeding Business Day, (y) as to each Quarterly Pay Loan, (A) the fifteenth (15th) day of the calendar quarter immediately succeeding the calendar quarter in which such Loan was disbursed or (B) the fifteenth (15th) day of the calendar quarter succeeding the calendar quarter in which the preceding

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Rollover Date falls, provided that if any such day established in sub-clause (A) or (B) of clause (y) above is not a Business Day, "Rollover Date" shall mean the immediately succeeding Business Day and (z) as to the Commitment Fee, (A) the fifteenth (15th) day of April, July, October and January beginning in July 2019; provided that if any such day established in sub-clause (A) or (B) of clause (z) above is not a Business Day, "Rollover Date" shall mean the immediately succeeding Business Day.

"S&P" means S&P Global Ratings, a Standard & Poor's Financial Services LLC business (or its successors in interest).

"Same Designation Loans" means any two (2) or more Loans that are either (x) all Monthly Pay Loans or (y) all Quarterly Pay Loans.

"Sanctioned Person" means any Person that is a designated target of any Sanctions or otherwise a subject of any Sanctions, including as a result of being (a) owned or controlled directly or indirectly by any Persons (or Person) that are designated targets of any Sanctions, or (b) organized or operating under the laws of, located in, or a citizen or resident of, any country or territory that is subject to any comprehensive Sanctions.

"Sanctions" means economic or financial sanctions or trade embargoes (or similar measures) imposed, administered or enforced from time to time by (a) the United States of America (including the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State), or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty's Treasury of the United Kingdom.

"Scheduled Maturity Date" means June 14, 2022, or if such day is not a Business Day, the next preceding Business Day; provided that the Scheduled Maturity Date may be extended pursuant to Section 2(r) but in no event later than June 14, 2025.

"Second Lien A Loan Asset" means a Second Lien Loan Asset that, as of any date of determination, has a Total Net Leverage Ratio less than or equal to 6.5x.

"Second Lien B Loan Asset" means a Second Lien Loan Asset that, as of any date of determination, has a Total Net Leverage Ratio greater than 6.5x but less than or equal to 7.5x.

"Second Lien C Loan Asset" means a Second Lien Loan Asset that, as of any date of determination, has a Total Net Leverage Ratio greater than 7.5x.

"Second Lien Loan Asset" means a commercial loan that (a) is not (and cannot by its terms become) subordinate in right of payment to any other obligation of the Obligor of the loan but which is subordinated (with respect to liquidation preferences with respect to pledged collateral) to a First Lien Loan Asset of such Obligor; (b) is secured by a valid second- priority perfected security interest or lien in, to or on specified collateral securing the Obligor's obligations under the Second Lien Loan Asset the value of which is adequate (in the commercially reasonable judgment of the Borrower, as certified to the Agent in writing) to repay the loan in accordance with its terms and to repay all other loans of equal or higher seniority secured by a lien or security interest in the same collateral and (c) is not secured solely or primarily by common stock or other equity interests.

"Secured Party" means the Agent, as secured party on behalf of the Lender.

"Securities Act" means the United States Securities Act of 1933, as amended.

"Security Agreement" means the Security Agreement, dated as of the date hereof, between the Borrower and the Agent.

"Security Documents" means (i) the Security Agreement, (ii) each Control Agreement, (iii) each Custody Agreement, (iv) each document delivered pursuant to the Collateral Requirement and (v) any additional pledges, security agreements or mortgages required to be delivered pursuant to the Transaction Documents and any instruments of assignment or other instruments or agreements executed pursuant to the foregoing.

"Senior Net Leverage Ratio" means with respect to any Investment Asset for any Relevant Test Period, either (a) the meaning of "Senior Net Leverage Ratio" or comparable definition set forth in the Underlying Instruments for such Investment Asset, or (b) in the case of any Investment Asset with respect to which the related Underlying Instruments do not include a definition of "Senior Net Leverage Ratio" or comparable definition, the ratio of (i) the senior Indebtedness (including, without limitation, such Investment Asset) of the applicable Obligor as of the date of determination minus the unrestricted cash of such Obligor as of such date to (ii) EBITDA of such Obligor with respect to the applicable Relevant Test Period, as calculated by the Investment Advisor in good faith using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor in accordance with the requirements of the Underlying Instruments.

"Senior Unsecured Bond Asset" means a bond asset that: (a) constitutes borrowed money, (b) is in the form of, or represented by, a bond, note, certificated debt security or other debt security (other than any of the foregoing that evidences a Loan Asset), (c) is not secured and (d) if it is subordinated by its terms, is subordinated only to (i) indebtedness for borrowed money, trade claims or capitalized leases or (ii) other similar obligations, as approved by the Agent on a case by case basis.

"Spread" means, with respect to any Loan, 1.65% per annum.

"Statutory Reserve Rate" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Agent is subject with respect to the Applicable LIBOR Rate, for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board). Such reserve percentage shall include those imposed pursuant to such Regulation D. Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

"Structured Finance Obligation" means any obligation secured directly by, referenced to, or representing ownership of, a pool of receivables or other financial assets of any Obligor, including collateralized debt obligations and mortgage backed securities.

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"Sub-Advisory Agreement" means each of (A) that certain Sub-Investment Advisory Agreement, dated as of February 28, 2019, by and among the Borrower, the Investment Advisor and BlackRock Capital Investment Advisors, LLC, (B) that certain Sub-Investment Advisory Agreement, dated as of February 28, 2019, by and among the Borrower, the Investment Advisor and BlackRock International Limited and (C) that certain Sub-Investment Advisory Agreement, dated as of February 28, 2019, by and among the Borrower, the Investment Advisor and BlackRock (Singapore) Limited. It is understood and agreed that no Sub- Advisory Agreement shall be considered a material agreement or instrument under any Transaction Document.

"Subject Asset" has the meaning assigned to such term in the definition of Market Value.

"Subsidiary" of a Person means any other Person (i) of which a majority of the shares of securities or other equity interests are at the time beneficially owned by such Person and (ii) the management of which is Controlled, directly or indirectly, by such Person or an Affiliate of such Person.

"Substitute Calculation Agent" has the meaning assigned to such term in the definition of Market Value.

"Substitute Determination" has the meaning assigned to such term in the definition of Market Value.

"Swap Contracts" means, as to any Person, all payment and collateralization obligations of such Person in respect of

(a)any rate swap transactions, basis swaps, credit default swaps or other credit derivative transactions, forward rate transactions, commodity swaps, commodity options, futures contracts, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, swaptions, cross-currency rate swap transactions, currency options, spot contracts, put options, call options or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such agreement.

"Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

"Threshold Amount" means as of any date of determination the greater of $1,000,000 and 2.5% of the Net Asset Value of the Borrower as of close of business on the Business Day immediately preceding such date of determination.

"Total Net Leverage Ratio" means with respect to any Investment Asset for any Relevant Test Period either (a) the meaning of "Total Net Leverage Ratio" or any comparable definition set forth in the Underlying Instruments for such Investment Asset, or (b) in the case of any Investment Asset with respect to which the related Underlying Instruments do not include a definition of "Total Net Leverage Ratio" or comparable definition, the ratio of (i) Indebtedness (including, without limitation, such Investment Asset) of the applicable Obligor as of the date of determination minus the unrestricted cash of such Obligor as of such date to (ii) EBITDA of such Obligor with respect to the applicable Relevant Test Period, as calculated by the Investment Advisor in good faith using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor in accordance with the requirements of the Underlying Instruments.

"Total Outstandings" means, at any date, the aggregate outstanding principal amount of Loans on such date after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.

"Trade" has the meaning assigned to such term in Section 2(g).

"Transaction Documents" means this Agreement, the Fee Letter and the Security Documents.

"Trigger Date" has the meaning assigned to such term in Section 2(f).

"Underlying Instrument" means the loan agreement, credit agreement, indenture or other agreement pursuant to which an Investment Asset has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Investment Asset or of which the holders of such Investment Asset are the beneficiaries.

"Unitranche A Loan Asset" means a Unitranche Loan Asset that, as of any date of determination, has an LTV of less than or equal to 60% and Total Net Leverage Ratio less than or equal to 5.5x.

"Unitranche B Loan Asset" means a Unitranche Loan Asset that is not a Unitranche A Loan Asset and, as of any date of determination, has an LTV of less than or equal to 75% and Total Net Leverage Ratio less than or equal to 6.5x.

"Unitranche C Loan Asset" means a Unitranche Loan Asset that is not a Unitranche A Loan Asset or a Unitranche B Loan Asset and, as of any date of determination, has Total Net Leverage Ratio less than or equal to 7.0x; provided that any Unitranche Loan Asset that would have constituted a Unitranche A Loan Asset or a Unitranche B Loan Asset but for the fact it fails to meet the provisions thereto with respect to LTV shall constitute a Unitranche C Loan Asset.

"Unitranche D Loan Asset" means a Unitranche Loan Asset that is not a Unitranche A Loan Asset, a Unitranche B Loan Asset or a Unitranche C Loan Asset and, as of any date of determination, has Total Net Leverage Ratio less than or equal to 7.5x.

"Unitranche E Loan Asset" means a Unitranche Loan Asset that is not a Unitranche A Loan Asset, a Unitranche B Loan Asset, a Unitranche C Loan Asset or a Unitranche D Loan Asset and, as of any date of determination, has Total Net Leverage Ratio greater than 7.5x.

"Unitranche Loan Asset" means any commercial loan that (i) is not (and is not expressly permitted by its terms to become) subordinate in right of payment to any obligation of the Obligor in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings, (ii) is secured by a pledge of collateral, which security interest is validly perfected and first priority under applicable law (subject to liens permitted under the applicable credit agreement that are reasonable for similar loans, and liens accorded priority by law in favor of any Governmental Authority), (iii) the

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Borrower determines in good faith that the value of the collateral for such loan or the enterprise value securing the loan on or about the time of acquisition equals or exceeds the outstanding principal balance of the loan plus the aggregate outstanding balances of all other loans of equal or higher seniority secured by a first priority Lien over the same collateral and (iv) has no other secured tranches, other than revolving loans secured with the same priority.

"U.S." or "United States" means the United States of America.

"U.S. Person" means any Person that is a "United States Person" as defined in Section 7701(a)(30) of the Code.

"U.S. Tax Compliance Certificate" has the meaning given to such term in Section 2(n)(vi)(B)(2)(C).

"USA PATRIOT Act" has the meaning given to such term in the definition of Anti-Terrorism Laws.

"Valuation Statement" means, with respect to any Collateral held in the Custody Account, a spreadsheet prepared by the Borrower (i) delivered in electronic format, (ii) reasonably acceptable to the Agent and the Borrower, (iii) based on (x) prices, (A) if available, obtained or provided by a Pricing Service that is not an Affiliate of the Borrower or the Investment Advisor, or (B) if no bid side quotation exists, the internal valuation of the Borrower or the Investment Advisor and (y) the amount of Cash and Cash Equivalents in the Custody Account.

"Variable Funding Loan Asset" means any commercial loan that by its terms may require one or more future advances to be made to the related Obligor by any lender thereon or owner thereof.

"Withholding Agent" means the Borrower and the Agent.

"Write-Down and Conversion Powers" means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

(b)Construction. As used herein and in any Transaction Document:

(i)Computations. All financial computations required under this Agreement shall be made, and all financial information required under this Agreement shall be prepared, in accordance with Appropriate Accounting Principles. If at any time any change in the Appropriate Accounting Principles would affect the computation of any financial ratio or requirement set forth in this Agreement and the Borrower notifies the Agent that the Borrower objects to determining compliance with such financial ratio or requirement on the basis of the Appropriate Accounting Principles in effect immediately after such change becomes effective, then the Borrower's compliance with such ratio or requirement shall be determined on the basis of Appropriate Accounting Principles in effect immediately before such change becomes effective, until either such notice is withdrawn by the Borrower or the Borrower and the Agent otherwise agree.

(ii)References to Agreements, Laws and Persons. Unless otherwise expressly provided herein, (A) references to documents, agreements and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto permitted hereby; and

(B)references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law and (C) references to any Person include its successors and permitted assigns.

(iii)Other References. Unless otherwise specified, (A) the meanings of defined terms are equally applicable to the singular and plural forms of the defined terms, (B) the words "herein", "hereto", "hereof" and "hereunder" and words of similar import when used in any Transaction Document shall refer to such Transaction Document as a whole and not to any particular provision thereof, (C) Article, Section, Exhibit and Appendix references are to the Transaction Document in which such reference appears, (D) the term "including" is by way of example and not limitation, and (E) section headings are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Transaction Document.

[Signature Pages Follow]

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IT WITNESS WHERE OF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first set forth above.

BLACKROCK CREDIT STRATEGIES FUND, as Borrower

By:

Name:

Title:

Address for Notices:

SOCIÉTÉ GÉNÉRALE, as Lender and Agent

By:

Name:

Title:

Address for Notices:

Wiring instructions:

[Signature Page to Credit Agreement]

[Appendices omitted]